Exhibit 10.1

Execution Version

Deal CUSIP Number: 59157FBF9

Revolver CUSIP Number: 59157FBG7

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 8, 2023

among

METLIFE, INC.

and

METLIFE FUNDING, INC.,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent and Several L/C Agent,

and

The Other Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK, N.A.,

CREDIT SUISSE AG, NEW YORK BRANCH,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

HSBC BANK USA, NATIONAL ASSOCIATION,

MIZUHO BANK, LTD.

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

and

SUMITOMO MITSUI BANKING CORPORATION

as Co-Documentation Agents

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
2.14	Non-NAIC Approved Bank Election Options
4.06	Disclosed Matters
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS Form of

A	Loan Notice
B	Note
C	Assignment and Assumption
D	[Reserved]
E	Fronted Letter of Credit
F	Several Letter of Credit
G	Compliance Certificate
H	Non-NAIC Approved Bank Election Notice

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”), dated as of the Restatement Closing Date (as defined herein), among METLIFE, INC., a Delaware corporation (“MetLife”) and METLIFE FUNDING, INC., a Delaware corporation (“Funding”; together with MetLife, each a “Borrower” and collectively the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent and Several L/C Agent, amends and restates in its entirety that certain Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among the Borrowers, the lenders party thereto and Bank of America, N.A., as Administrative Agent (as defined therein).

The Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety, and the Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties covenant and agree that, effective upon the Restatement Closing Date and subject to the satisfaction in full of the conditions set forth herein, the Existing Credit Agreement will be amended and restated and ratified to read in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.19.

“Administrative Agent” means Bank of America in its capacity as administrative agent under each of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means a Lender that is not obligated to issue a particular Several Letter of Credit because of one or more of the events or circumstances described in Sections 2.03(a)(iii)(A) or (B) and that has elected not to issue such Several Letter of Credit as a result of one or more of such events or circumstances.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for the purposes of Section 10.07, any special purpose funding vehicle that funds itself principally in the commercial paper market shall not constitute an Affiliate of any Lender. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BofA Securities, Inc.), and the partners, officers, directors, employees, agents and advisors of such Persons and Affiliates.

“Aggregate Commitments” means, as of the date of any determination, the Commitments of all of the Lenders then in effect. As of the date hereof, the Aggregate Commitments shall equal $3,000,000,000.

“Agreement” means this Amended and Restated Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning specified in Section 10.21.

“Alternative Currency” means each of the Euro, Pounds Sterling and Yen.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the applicable Fronting L/C Issuer(s) or the Several L/C Agent, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Insurance Regulatory Authority” means the insurance department or similar insurance regulatory or administrative authority or agency of the jurisdiction in which the Company is domiciled.

“Applicable Rate” means, from time to time, the following percentages (expressed in basis points) per annum, based upon the Debt Ratings as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Term SOFR Loan	Base Rate Loan	Letter of Credit Fee
1	A+/A1 or better	7.0	87.5	0.0	75.0
2	A/A2	8.0	100.0	0.0	87.5
3	A-/A3	10.0	112.5	12.5	100.0
4	BBB+/Baa1	12.5	125.0	25.0	112.5
5	BBB/Baa2 or worse	15.0	150.0	50.0	137.5

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of MetLife’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if MetLife has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if MetLife does not have any Debt Rating, Pricing Level 5 shall apply.

On the Restatement Closing Date, the Applicable Rate shall be set at Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicant” means, with respect to a particular Letter of Credit, either Borrower or any other Subsidiary of MetLife applying for such Letter of Credit pursuant to Section 2.03.

“Approved Fund” has the meaning specified in Section 10.07(g).

“Arrangers” means BofA Securities, J.P. Morgan Chase Bank, N.A. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and bookrunners.

“Assignee Group” has the meaning specified in Section 10.07(g).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“ASU” means the Accounting Standards Update No. 2018-12 regarding the accounting for long-duration insurance contracts issued by FASB on August 15, 2018 and effective January 1, 2023.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of MetLife and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year of MetLife and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(v).

“Availability Period” means the period from and including the Restatement Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of any Fronting L/C Issuer, any Limited Fronting Lenders and the Lenders to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means that certain letter agreement dated as of April 12, 2023, among the Borrowers, Bank of America and BofA Securities, with, for the avoidance of doubt, defined terms therein having the meanings set forth or incorporated therein.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR (determined in accordance with clause (b) of the definition thereof) in effect for such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc. (or any of its designated Affiliates).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” (a) means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the state where the Administrative Agent’s Office is located; (b) if such day is a day on which any disbursements, settlements and payments in Euros are to be carried out pursuant to this Agreement, means a TARGET Day; and (c) if such day is a day on which disbursements, settlements and payments in an Alternative Currency (other than Euros) are to be carried out pursuant to this Agreement, means any day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.

“Cash Collateral” means, with respect to any Letter of Credit, deposit account balances maintained with the Administrative Agent, denominated in Dollars or, at the applicable Borrower’s option if such Letter of Credit is denominated in an Alternative Currency, in such Alternative Currency and pledged, as collateral, to the Administrative Agent for the benefit of the applicable Fronting L/C Issuer(s) or the Lenders, as applicable, in an amount equal to the Outstanding Amount of L/C Obligations.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of MetLife.

“CME” means CME Group Benchmark Administration Limited.

“Co-Applicant” means MetLife, acting as a co-applicant for each Applicant (other than a Borrower), with respect to a particular Letter of Credit.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.01, (b) issue Several Letters of Credit (or purchase participations therein if it is a Non-NAIC Approved Bank and has a Limited Fronting Lender acting for it) and (c) purchase participations in L/C Obligations with respect to Fronted Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the sum of (i) the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 and (ii) the Dollar amount set forth for such Lender in any Assignment and Assumption pursuant to which such Lender acquired any such obligation, if applicable, as such sum may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.08(a).

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” means Metropolitan Life Insurance Company, a New York corporation.

“Compensation Period” has the meaning specified in Section 2.11(c)(ii).

“Confirming Bank” means, at any time, with respect to any Lender that is a Non-NAIC Approved Bank at such time, any other Lender or another financial institution acceptable to the Administrative Agent, the Several L/C Agent and the Borrowers that is a NAIC Approved Bank and that has agreed to confirm the obligations of such Non-NAIC Approved Bank under Several Letters of Credit with respect to which such Non-NAIC Approved Bank is an issuer and which are outstanding during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank. For the avoidance of doubt, except as agreed by such Lender in its sole discretion, no Lender shall be obligated to be a Confirming Bank.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Net Worth” means, for any date from and after January 1, 2023, the consolidated stockholders’ equity, determined in accordance with GAAP, of MetLife and its Consolidated Subsidiaries; provided that in determining such consolidated stockholders’ equity, without duplication, the following shall be excluded (a) any “Accumulated Other Comprehensive Income (Loss)” shown on a consolidated balance sheet of MetLife and its Consolidated Subsidiaries prepared in accordance with GAAP and (b) the MRB Adjustment Amount.

“Consolidated Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Control” has the meaning specified in the definition of “Affiliate”.

“Covered Party” has the meaning specified in Section 10.24.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” has the meaning specified in the definition of “Applicable Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservation, dissolution, bankruptcy, assignment for the benefit of creditors, moratorium, rehabilitation, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender (or, in the case of clause (d) of this definition, any entity that controls such Lender or its ability to fund hereunder) that (a) has failed to (i) fund all or any portion of its Loans or Several Letters of Credit within two Business Days of the date such Loans or Several Letters of Credit were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any applicable Fronting L/C Issuer or any other Lender (including any Limited Fronting Lender) any other amount required to be paid by it hereunder (including in respect of its participation in Fronted Letters of Credit or Several Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the applicable Fronting L/C Issuer(s) or Limited Fronting Lender(s) in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) ceases to be a NAIC-Approved Bank and has failed to comply with its obligations under Section 2.14(g), if applicable. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Lender, whether through the ability to exercise voting power, by contract or otherwise and “controls” has a meaning correlative thereto. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, the applicable Fronting L/C Issuer(s), the applicable Limited Fronting Lender(s) and each Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as determined by the applicable Fronting L/C Issuer(s) or the Several L/C Agent, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Early Termination” has the meaning specified in the definition of “Material Unpaid Swap Indebtedness”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning set forth in Section 10.22.

“Electronic Record” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

“Electronic Signature” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of MetLife or any of its Material Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, excluding in any case liabilities arising under any insurance contract or policy, reinsurance agreement or retrocession agreement relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with MetLife, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) “reportable event”, under Section 4043 of ERISA and the regulations issued thereunder, for which the notice has not been waived; (b) the existence with respect to any Plan of an “unpaid minimum required contribution,” described in Section 4971(c)(4) of the Code, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by MetLife or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by MetLife or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by MetLife or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by MetLife or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from MetLife or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ESG” shall have the meaning specified in Section 2.16.

“ESG Amendment” shall have the meaning specified in Section 2.16.

“ESG Pricing Provisions” shall have the meaning specified in Section 2.16.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income, franchise or similar taxes, in each case, imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or, in the case of a jurisdiction (or any political subdivision thereof) that imposes taxes on the basis of management or control or other concept or principle of residence, the jurisdiction (or any political subdivision thereof) in which such recipient is so resident, (b) Taxes imposed by reason of any present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) imposing such Taxes, other than solely as a result of the execution and delivery of this Agreement, the making of any Credit Extensions hereunder or the performance of any action provided for hereunder, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any recipient is located, (d) any backup withholding tax imposed by the United States of America as the result of such recipient’s failure to comply with Section 3.01(e), (e) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.15(b)), any United States withholding tax that (i) is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect on the date on which such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 3.01(e), and (f) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means the letters of credit heretofore issued by a Lender on a fronted basis or by the Lenders on a several basis pursuant to the Existing Credit Agreement that are described on Schedule 1.01 (as it shall be updated prior to the Restatement Closing Date by the Borrowers and the Administrative Agent).

“Existing Non-NAIC Approved Bank” means each Lender that is a party to the Existing Credit Agreement and is a Non-NAIC Approved Bank on the Restatement Closing Date and with which any other Lender (or another financial institution acceptable to the Administrative Agent, the Several L/C Agent and the Borrowers) had agreed to act as a Limited Fronting Lender and/or Confirming Bank for such Lender in accordance with this Agreement from and after the Restatement Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent. If the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means the Bank of America Fee Letter, the JPMorgan Fee Letter and the Wells Fargo Fee Letter.

“FHLBB” has the meaning specified in Section 7.01(i).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of MetLife.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronted Letter of Credit” means any Letter of Credit which is issued by a Fronting L/C Issuer pursuant to Section 2.03(a), in substantially the form of Exhibit E or in such other form as may be acceptable to such Fronting L/C Issuer. Fronted Letters of Credit may be issued in Dollars or an Alternative Currency.

“Fronting/Confirming Sublimit” means, at any time, for any Lender that at such time is a Fronting L/C Issuer, Limited Fronting Lender or Confirming Bank, such amount as the Borrowers and such Fronting L/C Issuer, Limited Fronting Lender or Confirming Bank may agree (which amount and any change thereto shall be notified by such Fronting L/C Issuer, Limited Fronting Lender or Confirming Bank to the Administrative Agent); provided that any such amount shall not exceed the Aggregate Commitments. For the avoidance of doubt, as of the Restatement Closing Date, the Fronting/Confirming Sublimit of each Lender shall be $0, except as otherwise agreed in writing between such Lender and the Borrowers, with notice to the Administrative Agent.

“Fronting/Confirming Sublimit Usage” means, at any time, for any Lender that at such time is a Fronting L/C Issuer, Limited Fronting Lender and/or Confirming Bank, the Dollar Equivalent of the sum of (i) the obligations of such Lender as the issuer under all then outstanding Fronted Letters of Credit issued or deemed issued under this Agreement, plus (ii) the obligations of such Lender in its capacity as a Limited Fronting Lender and/or Confirming Bank under all then outstanding Several Letters of Credit issued or deemed issued under this Agreement plus (iii) the obligations owing to such Lender in its capacity as a Fronting L/C Issuer, Limited Fronting Lender and/or Confirming Bank in respect of outstanding unreimbursed draws under Letters of Credit issued or deemed issued under this Agreement.

“Fronting L/C Issuer” means, at any time, (x) with respect to Fronted Letters of Credit denominated in Dollars, each Lender that, in its sole discretion, has agreed with the Borrowers to issue Fronted Letters of Credit denominated in Dollars and (y) with respect to Fronted Letters of Credit denominated in an Alternative Currency, (i) Bank of America and (ii) subject to the prior written consent of the Administrative Agent, any other Lender that, in its sole discretion, has agreed with the Borrowers to issue Fronted Letters of Credit denominated in an Alternative Currency. In issuing Fronted Letters of Credit denominated in an Alternative Currency, Bank of America or any such other Lender may, at the request of the applicable Borrower, cause such Fronted Letters of Credit to be issued (or confirmed) by one or more of its foreign branches or affiliates as provided in Section 2.03(a)(i), and in such case such foreign branch or affiliate shall also be deemed to be a Fronting L/C Issuer.

“Fund” has the meaning specified in Section 10.07(g).

“Funding” has the meaning specified in the introductory paragraph hereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i) and 2.03(c)(ii).

“Increase Effective Date” has the meaning specified in Section 2.13(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding, for the avoidance of doubt, surety bonds, fidelity bonds and other similar insurance products);

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all Surplus Relief Reinsurance ceded by such Person;

(f) capital leases of which such Person is the lessee; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 10.05(b).

“Indemnified Taxes” means Taxes imposed on any amount payable by any Borrower under this Agreement, other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.05(b).

“Information” has the meaning specified in Section 10.08.

“Interest Payment Date” means, (a) as to any Loan owing to any Lender other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan owing to any Lender, the last Business Day of each March, June, September and December; and (c) as to any Loan, the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender, as applicable, and a Borrower (and, if applicable, any Subsidiary as an Applicant) or in favor of such Fronting L/C Issuer, the Several L/C Agent or such Limited Fronting Lender, as applicable, and relating to any such Letter of Credit.

“JPMorgan Fee Letter” means that certain letter agreement dated as of April 12, 2023, among the Borrowers and J.P. Morgan Chase Bank, N.A., with, for the avoidance of doubt, defined terms therein having the meanings set forth or incorporated therein.

“Judgment Currency” has the meaning specified in Section 10.21.

“KPIs” shall have the meaning specified in Section 2.16.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unpaid Unreimbursed Amounts. For purposes of computing the aggregate undrawn amount of any Letter of Credit (other than for purposes of calculating the fees payable pursuant to Sections 2.03(i) and 2.03(j) and Sections 2.08(a) and 2.08(b)), such amount shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any then Fronting L/C Issuer, the Several L/C Agent and any then Limited Fronting Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include an office of any Affiliate of such Lender or any office of any domestic or foreign branch of such Lender. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued or deemed issued hereunder and shall include the Existing Letters of Credit (which for the avoidance of doubt, will be deemed issued hereunder as of the Restatement Closing Date).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Fronting L/C Issuer or the Several L/C Agent, as applicable.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Fronting Lender” means, at any time, (a) with respect to any Lender that is an Affected Lender with respect to a particular Several Letter of Credit requested to be issued, renewed, extended or amended at such time, any Lender (so long as it is not an Affected Lender with respect to such Several Letter of Credit) that has agreed with the Borrowers that it shall be an issuer with respect to any Affected Lender’s Pro Rata Share (or other applicable share if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit) of such Several Letter of Credit, or (b) with respect to any Lender that is a Non-NAIC Approved Bank at such time, any Lender that is a NAIC Approved Bank and that has agreed with the Borrowers that it shall be an issuer with respect to such Non-NAIC Approved Bank’s share of Several Letters of Credit issued, renewed, extended or amended by the Lenders during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank. For the avoidance of doubt, except as agreed by such Lender in its sole discretion, no Lender shall be obligated to be a Limited Fronting Lender.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Issuer Document, and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as may be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of a Borrower.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the FRB.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or financial condition of MetLife and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders hereunder. For the avoidance of doubt, Material Adverse Change shall be determined after giving effect to third party payments (whether made directly or indirectly, including without limitation by way assumption of liabilities or adjustment to purchase price), if any, reasonably expected to be received under any applicable insurance contract or policy, reinsurance agreement, retrocession agreement, indemnification agreement or acquisition agreement.

“Material Indebtedness” means at any time Indebtedness (other than the Loans and L/C Obligations) of MetLife or any of its Material Subsidiaries in an aggregate principal amount exceeding $750,000,000 minus the aggregate principal amount of Material Unpaid Swap Indebtedness at such time.

“Material Subsidiary” means, at any time, (a) Funding, (b) the Company and (c) each Subsidiary of MetLife that satisfies the definition of “significant subsidiary” contained as of the Restatement Closing Date in Regulation S-X of the SEC, but excluding any Subsidiary (an “Investment Subsidiary”) established in connection with the ownership and investment management of the general account assets of (i) the Company or (ii) any other Material Subsidiary of MetLife that is an insurance company (each of the Company and such other insurance company being an “Insurance Subsidiary”); provided, however, that so long as the consolidated assets of the Investment Subsidiaries of any Insurance Subsidiary exceed 25% of the consolidated assets of such Insurance Subsidiary, then each such Investment Subsidiary shall be deemed to be a Material Subsidiary.

“Material Unpaid Swap Indebtedness” means such obligations of MetLife or any of its Material Subsidiaries: (a) then due and payable by MetLife or any of its Material Subsidiaries in respect of one or more Swap Contracts (giving effect to any legally enforceable netting agreements) as a result of such Swap Contracts being terminated, accelerated, or closed-out prior to the scheduled termination of such Swap Contracts (an “Early Termination”), and (b) such Early Termination was the result of an event of default or other similar breach of such Swap Contracts attributable to MetLife or any of its Material Subsidiaries.

“Maturity Date” means May 8, 2028.

“Maximum Rate” has the meaning specified in Section 10.10.

“MetLife” has the meaning specified in the introductory paragraph hereto.

“MetLife Entity” has the meaning specified in Section 7.01(j).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MRB Adjustment Amount” means, with respect to MetLife and its Consolidated Subsidiaries, at any date, an amount equal to the sum of (a) the cumulative change from and after January 1, 2023 in carrying value of liabilities in connection with the ASU, which for avoidance of doubt will include the change in reserves due to market risk benefits (MRB), and (b) the cumulative change from and after January 1, 2023 in the fair value of derivatives in the market risk benefit hedging program of MetLife and its Consolidated Subsidiaries. Amounts (a) and (b) will be as reported quarterly in MetLife’s Form 10-Q or 10-K, as applicable. Such adjustments (i) shall apply to financial statements that are delivered to the Lenders in accordance with Section 6.01, including financial statements for the quarter ended March 31, 2023; (ii) shall be computed on an after-tax basis beginning with the quarter ended March 31, 2023; and (iii) shall be determined in a manner substantially consistent with past practice as reflected in the calculation for the fiscal year ended December 31, 2022, as such past practice is updated as disclosed in MetLife’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 to reflect adoption of the ASU. The MRB Adjustment Amount may be a negative value (in which case it shall increase Consolidated Net Worth) or positive value (in which case it shall reduce Consolidated Net Worth) or zero.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means, at any time, any Lender that is listed on the then most current “List of Qualified U.S. Financial Institutions” approved by the NAIC; provided that if such Lender is a Foreign Lender, such Lender is acting through the United States branch of such Lender listed on such “List of Qualified U.S. Financial Institutions”.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(v).

“Non-NAIC Approved Bank” means, at any time, any Lender that is not a NAIC Approved Bank.

“Non-NAIC Approved Bank Election Notice” means a notice by the Borrowers, given pursuant to Section 2.14, advising the Administrative Agent of which option(s), if any, the Borrowers elect to exercise in response to a Lender becoming a Non-NAIC Approved Bank after the Restatement Closing Date, which shall be substantially in the form of Exhibit H.

“Non-Pro Rata Issuance Election” means an election by the Borrowers to have Several Letters of Credit issued, renewed, extended or amended on an adjusted pro rata basis, as more fully described in subparagraph (d) of Schedule 2.14.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate principal amount thereof outstanding at the close of business on such date after giving effect to any borrowings, prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations at the close of business on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the Dollar Equivalent of the aggregate amount of the L/C Obligations as of such date, including such changes resulting from any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“Participating L/C Issuer” means, from time to time with respect to each Several Letter of Credit, each Affected Lender or Non-NAIC Approved Bank, as applicable, for which a Limited Fronting Lender has agreed to be liable as an issuer. For the avoidance of doubt, a Non-NAIC Approved Bank shall not be a Participating L/C Issuer with respect to any Several Letter of Credit for which the Borrowers have made a Non-Pro Rata Issuance Election and there is no Limited Fronting Lender for such Non-NAIC Approved Bank.

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) bankers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens on deposit accounts or securities accounts, including bankers’ Liens and rights of setoff arising in the ordinary course of business;

(f) Liens arising out of deposits of cash or securities with reinsurance trusts, ceding companies or insurance regulators in the ordinary course of business; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or the Company;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which MetLife or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.01.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if each Lender’s Commitment has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.01.

“Register” has the meaning specified in Section 10.07(c).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender has been terminated pursuant to Section 8.02, Lenders holding more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s issuer liability or risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning specified in Section 2.11(g).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Borrower, and, solely for purposes of notices given pursuant to Article II, any other officer of a Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of a Borrower designated in or pursuant to an agreement between such Borrower and Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restatement Closing Date” means May 8, 2023, as the date on which all the conditions precedent in Section 5.01 were satisfied or waived in accordance with Section 10.01.

“Revaluation Date” means, with respect to any Letter of Credit denominated in an Alternative Currency, any of the following: (a) each date of issuance of any Letter of Credit denominated in such Alternative Currency, (b) each date of an amendment of any Letter of Credit denominated in such Alternative Currency having the effect of increasing or decreasing the amount thereof, (c) each date of any payment by any Fronting L/C Issuer or the Lenders (including any Limited Fronting Lender) under any Letter of Credit denominated in such Alternative Currency, (d) each date on which fees are calculated or payable pursuant to Sections 2.03(i) or 2.03(j), (e) each other date on which any Fronting L/C Issuer or the Administrative Agent, as applicable, may determine in its good faith discretion that the provisions of Sections 2.04(b) or 2.04(c) may be applicable, and (f) each other date that the Administrative Agent, any Fronting L/C Issuer or the Several L/C Agent determines in accordance with its usual business or operational practices.

“Risk Participation Cash Collateral” means, with respect to any Fronted Letter of Credit or any Several Letter of Credit issued in part by any Limited Fronting Lender, deposit account balances maintained with the Administrative Agent, denominated in Dollars and pledged, as collateral, to the Administrative Agent for the benefit of any Fronting L/C Issuer or any Limited Fronting Lender, as applicable, in an amount equal to (x) the aggregate Pro Rata Shares of all Defaulting Lenders times (y) the amount available to be drawn under such Fronted Letter of Credit or Several Letter of Credit, such pledge to be made pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (which documentation is hereby consented to by the Lenders, each Fronting L/C Issuer and each Limited Fronting Lender, as applicable).

“S&P” means Standard & Poor’s Financial Services LLC business, a subsidiary of S&P Global Inc., and any successor thereto.

“SAP” means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority or the NAIC.

“Sanction(s)” means any sanction or trade embargo imposed, administered or enforced from time to time by (a) the U.S. Government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, or (c) or any other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions broadly prohibiting dealings with such country, region or territory.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country to the extent such Person is subject to Sanctions or (c) any Person more than 50% owned or controlled by any such Person.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Transactions” means (a) securities lending arrangements, and (b) repurchase and reverse repurchase arrangements with respect to securities and financial instruments.

“Several L/C Agent” means Bank of America, in its capacity as agent and attorney-in-fact for the Lenders in issuing and amending Several Letters of Credit, or any successor in such capacity.

“Several Letter of Credit” means any Letter of Credit issued severally by the Lenders, substantially in the form of Exhibit F, with such changes therein as the Several L/C Agent determines are acceptable to it and not adverse to the interests of the Lenders.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.100% (10 basis points).

“SPC” has the meaning specified in Section 10.07(h).

“Spot Rate” for a currency (the “first currency”) means, on any day, the spot fix rate for bids at which the first currency may be purchased with another currency (the “second currency”), at 11:00 a.m., New York time, on such date as published by The WM Company on Bloomberg or Reuters. In the event that such rate is not published by The WM Company, the Spot Rate with respect to the first currency shall be determined by reference to such other publicly available service for displaying spot fix exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such Spot Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent, for the first currency on the London market at 4:00 p.m.,

London time, on such date for the purchase of the first currency with the second currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Statement” means a statement of the condition and affairs of the Company, prepared in accordance with SAP, and filed with the Applicable Insurance Regulatory Authority.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.

“Successor Rate” shall have the meaning specified in Section 3.03(b).

“Sustainability Coordinator” means BofA Securities, in its capacity as the sustainability coordinator.

“Support Agreement” means the Support Agreement dated as of November 30, 1984 between the Company and Funding, as amended and restated effective as of that date on July 2, 1985.

“Surplus Relief Reinsurance” means any transaction in which the Company or any Subsidiary of the Company cedes business under a reinsurance agreement that would be considered a “financing-type” reinsurance agreement as determined by the independent certified public accountants of the Company in accordance with principles published by the Financial Accounting Standards Board or the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92), as the same may be revised from time to time.

“Swap Contract” means any and all rate swap transactions (including inflation swaps), basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement or cleared through one or more clearing houses, executed on an exchange or other central limit order book, or executed bilaterally with a financial institution, and the related confirmations. As used in this definition, “Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any futures customer agreement, cleared derivatives addendum to such futures customer agreement or any other master agreement governing any of the transactions described in the definition, together with any related schedules or annexes, with such changes or modifications as may be agreed by the parties to such agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the applicable Fronting L/C Issuer(s) or the Several L/C Agent, as applicable, to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including penalties, interest and additions to tax.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;

provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the Borrowings when made, the issuance of Letters of Credit when issued and the use of proceeds thereof.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i) and 2.03(c)(ii).

“U.S. Government Securities Business Day” means any Business Day pursuant to clause (a) of the definition thereof, except any such Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Wells Fargo Fee Letter” means that certain letter agreement dated as of April 12, 2023, among the Borrowers, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC with, for the avoidance of doubt, defined terms therein having the meanings set forth or incorporated therein.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or SAP, as the case may be, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements or Statutory Statements, as of and for the year ended December 31, 2022, as applicable, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or SAP would affect the computation of any requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP or SAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, as in effect prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP or SAP.

1.04 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05 Days/Times of Day. Unless otherwise specified, (a) all references herein to a day shall be references to a calendar day, and (b) all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof that occur without amendment as the result of the occurrence of a date, the passage of time or the occurrence or nonoccurrence of an event, as expressly set forth in such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.07 Exchange Rates; Currency Equivalents.

(a) The applicable Fronting L/C Issuer(s) or the Several L/C Agent, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in an Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of an Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Fronting L/C Issuer(s) or the Several L/C Agent, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the applicable Fronting L/C Issuer(s) or the Several L/C Agent, as applicable.

1.08 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in Dollars and in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the Aggregate Commitments, and (b) the aggregate Outstanding Amount of the Loans of any Lender, plus the Outstanding Amount of all L/C Obligations owing to such Lender (whether as an issuer or as a participant) shall not exceed such Lender’s Commitment (except as agreed in such Lender’s sole discretion, as provided in clauses (A) and (D), as applicable, of Section 2.03(a)(i) for any Fronting L/C Issuer or Limited Fronting Lender). Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, any Borrower or all Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein. The obligations of the Borrowers to repay Loans and L/C Obligations shall be several, not joint.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice, provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice shall specify (i) which Borrower is borrowing the Borrowing, (ii) whether a Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If a Borrower requests a Borrowing of, conversion to or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share (or other applicable share as provided in clause (f) of this Section 2.02) of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding Subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. As promptly as practicable, upon satisfaction of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent by either (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to

(and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by a Borrower, there are Unreimbursed Amounts of such Borrower outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to such Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. If an Event of Default has occurred and is continuing and the Required Lenders through the Administrative Agent so notify the Borrowers, then so long as such Event of Default is continuing, no Loans may be requested as, converted to or continued as Term SOFR Loans.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans of the same Type, there shall not at any one time be more than ten Interest Periods in effect with respect to Loans, unless the Administrative Agent otherwise agrees.

(f) In the event that the Borrowers have made a Non-Pro Rata Issuance Election and thereafter an applicable Borrower requests a Borrowing, such Borrowing shall, subject to the other terms and provisions hereof, be advanced, first, by those Non-NAIC Approved Banks that do not participate in the issuance, renewal, extension or amendment of one or more Several Letters of Credit as the result of such Non-Pro Rata Issuance Election until, after giving effect thereto, the Total Outstandings owing to the Lenders are held by the Lenders pro rata in accordance with their respective Commitments, and, second, by the Lenders (including such Non-NAIC Approved Banks) pro rata in accordance with their respective Commitments, provided that, for the avoidance of doubt, the provisions of this Section 2.02(f) shall not obligate any Lender to make or participate in Credit Extensions in an aggregate Outstanding Amount that exceeds its Commitment.

(g) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent, and such Lender.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein (including, without limitation, Section 2.14), from time to time on any Business Day during the Availability Period, (A) any Lender as a Fronting L/C Issuer may, in its sole discretion, agree, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) to issue Fronted Letters of Credit denominated in Dollars or in an Alternative Currency for the account of any Borrower or any of its Subsidiaries, and to amend or extend Fronted Letters of Credit previously issued by it, and (2) to honor complying drawings under Fronted Letters of Credit issued by such Fronting L/C Issuer; (B) each Lender agrees, through the Several L/C Agent, (1) to issue severally, and for itself alone, Several Letters of Credit denominated in Dollars or an Alternative Currency for the account of any Borrower or any of its Subsidiaries in such Lender’s Pro Rata Share (or other applicable share if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the aggregate stated amounts of such Several Letters of Credit, and to amend or extend Several Letters of Credit previously issued by it, and (2) to honor severally, and for itself alone, drawings under the Several Letters of Credit in an amount equal to its Pro Rata Share (or other applicable share if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of such drawings; (C) the Lenders severally agree to participate in Fronted Letters of Credit issued for the account of any Borrower or any of its Subsidiaries and any drawings thereunder in accordance with their Pro Rata Shares; (D) with respect to any Affected Lender or Non-NAIC Approved Bank, as applicable, as a Participating L/C Issuer under any Several Letter of Credit to be issued pursuant hereto, any Lender as a Limited Fronting Lender may, in its sole discretion, agree, in reliance upon the agreements of such Affected Lender or Non-NAIC Approved Bank, as applicable, as a Participating L/C Issuer set forth in this Section 2.03, to issue through the Several L/C Agent, in addition to or as a part of the Several Letters of Credit it has agreed to issue on its own behalf, severally any such Several Letter of Credit, for the account of any Borrower or any of its Subsidiaries, in an amount equal to such Affected Lender’s or Non-NAIC Approved Bank’s, as applicable, Pro Rata Share (or other applicable share if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit or such Several Letter of Credit is reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the stated amount of such Several Letter of Credit, and to amend or extend each such Several Letter of Credit previously issued by it as a Limited Fronting Lender for such Participating L/C Issuer; and (E) with respect to any Several Letter of Credit issued by a Limited Fronting Lender pursuant to clause (D) preceding, each applicable Affected Lender or Non-NAIC Approved Bank, as applicable, agrees to purchase participations in the obligations of such Limited Fronting Lender under such Several Letter of Credit in an amount equal to all of the credit exposure of such Limited Fronting Lender (solely in its capacity as a Limited Fronting Lender for such Affected Lender or Non-NAIC Approved Bank, as applicable) under such Several Letter of Credit;

provided that after giving effect to any L/C Credit Extension, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus the Outstanding Amount of all L/C Obligations owing to such Lender (whether as an issuer or as a participant) shall not exceed such Lender’s Commitment (except as agreed in such Lender’s sole discretion, as provided in clauses (A) and (D), as applicable, above for a Fronting L/C Issuer or a Limited Fronting Lender) and (z) the Dollar Equivalent of the Fronting/Confirming Sublimit Usage of any Lender shall not exceed the Fronting/Confirming Sublimit of such Lender.

Each request by a Borrower for the issuance or amendment or extension of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in this Agreement. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the Availability Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. If requested by the applicable Borrower but subject to the terms and conditions hereof, a Letter of Credit shall satisfy the requirements for letters of credit under the credit-for-reinsurance provisions of the relevant beneficiary’s domiciliary state’s insurance laws and regulations (or the requirements for similar purposes of such other Governmental Authority which then regulates the relevant beneficiary’s insurance business as may be specified by the applicable Borrower) as to which the applicable Borrower provides written notice to the applicable Fronting L/C Issuer(s) or the Several L/C Agent, as applicable, and the Administrative Agent prior to the date of issuance of such Letter of Credit; provided, that such issuance (or confirmation) does not, in the sole discretion of such Fronting L/C Issuer or the Several L/C Agent, as applicable, materially change the potential liability of such Fronting L/C Issuer, the Several L/C Agent or the Lenders; provided, further, that such Fronting L/C Issuer(s) or the Several L/C Agent, as applicable, the Administrative Agent or any Lender shall not be obligated to verify such satisfaction. In addition, if requested by the applicable Borrower, but subject to the terms and conditions hereof, the Administrative Agent, any applicable Fronting L/C Issuer and the Several L/C Agent, as applicable, agree to use commercially reasonable efforts, and the Lenders authorize the Administrative Agent, such Fronting L/C Issuer(s) and the Several L/C Agent, as applicable, to use such commercially reasonable efforts, at the expense of the applicable Borrower, to issue, or cause to be issued (including by one or more foreign branches or affiliates of the Administrative Agent, such Fronting L/C Issuer or the Several L/C Agent), Letters of Credit (or confirmations thereof) denominated in an Alternative Currency in a form and with such terms and conditions as shall satisfy (or facilitate the satisfaction of) the requirements for letters of credit under the provisions of the laws and regulations of a foreign jurisdiction (including insurance and banking regulations thereof) or as may otherwise be reasonably requested by the beneficiary thereof (including the cedent of insurance liabilities); provided, that such issuance (or confirmation) is not, in the sole discretion of the Administrative Agent, such Fronting L/C Issuer or the Several L/C Agent, as applicable, adverse to the interests of the Administrative Agent, such Fronting L/C Issuer, the Several L/C Agent or the Lenders; and provided, further, that none of the Administrative Agent, any of the Fronting L/C Issuers, the Several L/C Agent or any of the Lenders shall be obligated to verify such satisfaction. From and after the Restatement Closing Date, the Existing Letters of Credit that are Fronted Letters of Credit shall be deemed to have been issued pursuant to this Agreement by Bank of America as a Fronting L/C Issuer. The Existing Letters of Credit that are Several Letters of Credit shall be replaced on the Restatement Closing Date with Several Letters of Credit issued by the Lenders pursuant to this Agreement or, to the extent practicable, be amended effective as of the Restatement Closing Date so that the liability of the issuers under such Several Letters of Credit from and after the Restatement Closing Date shall be consistent with the Pro Rata Shares (or other applicable shares as provided herein) of the Lenders, and such Several Letters of Credit, as so amended, shall be deemed to have been issued pursuant to this Agreement.

(ii) Neither any Fronting L/C Issuer, the Several L/C Agent nor the Lenders, as applicable, shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(v), the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension of such Letter of Credit, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such Letter of Credit would occur more than twelve months after the Maturity Date, unless all the Lenders have approved such expiry date;

(iii) Neither any Fronting L/C Issuer, the Several L/C Agent nor any Lender, as applicable, shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender from issuing such Letter of Credit, or any Law applicable to such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender shall prohibit, or request that such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender is not otherwise compensated hereunder) not in effect on the Restatement Closing Date, or shall impose upon such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Closing Date and which such Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Fronting L/C Issuer, the Several L/C Agent or if the Administrative Agent has been notified thereof by such Lender, any Lender, as applicable, applicable to letters of credit generally;

(C) except as otherwise agreed by such Fronting L/C Issuer or the Several L/C Agent, as applicable, such Letter of Credit is in an initial amount of less than $250,000;

(D) after the issuance of such Letter of Credit, more than sixty Letters of Credit would be outstanding unless the Borrowers, any then Fronting L/C Issuer and the Several L/C Agent otherwise agree;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) if such Letter of Credit is a Fronted Letter of Credit and any Lender is a Defaulting Lender or a Several Letter of Credit in respect of which there is a Limited Fronting Lender and the Participating L/C Issuer thereunder is a Defaulting Lender, unless (after giving effect to Section 2.15(iv) and (v)) the applicable Fronting L/C Issuer or the applicable Limited Fronting Lender, as applicable, has entered into arrangements satisfactory to it (including, without limitation, arrangements for the provision of Risk Participation Cash Collateral) with the Borrowers or such Defaulting Lender to eliminate the applicable Fronting L/C Issuer’s or the applicable Limited Fronting Lender’s, as applicable, risk with respect to such Defaulting Lender; provided, that, if the Borrowers provide Risk Participation Cash Collateral with respect to a Letter of Credit requested to be issued hereunder, the applicable Fronting L/C Issuer or the applicable Limited Fronting Lender, as applicable, shall not be entitled to rely on this clause as justification for not issuing such Letter of Credit. To the extent that the Borrowers or a Defaulting Lender provide Risk Participation Cash Collateral, the Borrowers or such Defaulting Lender, as applicable, hereby grant to the Administrative Agent, for the benefit of the applicable Fronting L/C Issuer or the applicable Limited Fronting Lender, as applicable, a security interest in all deposit accounts and all balances therein constituting such Risk Participation Cash Collateral and all proceeds of the foregoing solely as security for the purposes described under Section 2.03(c)(i) hereof. Such Risk Participation Cash Collateral shall be maintained in blocked transaction accounts with the Administrative Agent; provided that (1) in the event that any Lender on account of whom such Risk Participation Cash Collateral was delivered shall no longer be a Defaulting Lender, the Administrative Agent shall return to the pledgor such portion of Risk Participation Cash Collateral attributable to such Lender, (2) in the event that any Lender on account of whom such Risk Participation Cash Collateral was delivered shall have its Commitment reduced, the Administrative Agent shall return to the pledgor such portion of the Risk Participation Cash Collateral attributable to such Lender in proportion to the amount by which such Lender’s Commitment is so reduced, (3) in the event that the applicable Letter of Credit on account of which such Risk Participation Cash Collateral was delivered expires or is drawn upon, and such drawing has been reimbursed by the Borrower, the Administrative Agent shall return to the pledgor such portion of the Risk Participation Cash Collateral attributable to such expired Letter of Credit or such reimbursed drawing, as applicable, and (4) to the extent the Borrowers provide Risk Participation Cash Collateral, such Risk Participation Cash Collateral shall be applied to satisfy drawings under the Letters of Credit as they occur.

(iv) Neither any Fronting L/C Issuer, the Several L/C Agent nor any Lender, as applicable, shall amend or extend any Letter of Credit if it would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) Neither any Fronting L/C Issuer, the Several L/C Agent nor any Lender, as applicable, shall be under any obligation to amend any Letter of Credit if (A) such Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Applicant, and, if a Subsidiary of MetLife (other than Funding) is the Applicant, MetLife, as Co-Applicant, by the delivery to (A) the Administrative Agent (which shall promptly notify the applicable Fronting L/C Issuer of such request), in the case of Fronted Letters of Credit, or (B) the Several L/C Agent and the Administrative Agent, in the case of Several Letters of Credit, of a writing in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Applicant and, if a Subsidiary of MetLife (other than Funding) is the Applicant, MetLife. Promptly after receipt of any Letter of Credit Application for a Several Letter of Credit, the Several L/C Agent will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Applicant, and, if applicable, MetLife, as the Co-Applicant, and, if not, the Several L/C Agent will provide the Administrative Agent with a copy thereof. Promptly after receipt of any Letter of Credit Application for a Fronted Letter of Credit, the Administrative Agent shall send such Letter of Credit Application to the applicable Fronting L/C Issuer. Any such Letter of Credit Application may be submitted by the Applicant and, if applicable, MetLife, as the Co-Applicant, by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Administrative Agent or the Several L/C Agent, as applicable, by personal delivery or by any other means acceptable to the Administrative Agent or the Several L/C Agent, as applicable. Such Letter of Credit Application must be received by the Administrative Agent and/or the Several L/C Agent, as applicable, (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment (or such shorter time as the Administrative Agent and the applicable Fronting L/C Issuer may agree in a particular instance in their sole discretion), as the case may be of any Fronted Letter of Credit, and (B) not later than 11:00 a.m. at least three Business Days prior to the proposed issuance date or date of amendment (or such shorter time as the Administrative Agent and the Several L/C Agent may agree in a particular instance in their sole discretion), as the case may be, of any Several Letter of Credit. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable: (A) who is the Applicant and, if the Applicant is a Subsidiary of MetLife (other than Funding), that MetLife is the Co-Applicant; (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the amount and currency thereof; (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) the purpose and nature of the requested Letter of Credit; (I) whether such Letter of Credit is to be issued as a Fronted Letter of Credit or a Several Letter of Credit; (J) if such Letter of Credit is to be issued as a Several Letter of Credit, whether there is to be a Limited Fronting Lender or Confirming Bank (and if there is a Limited Fronting Lender or Confirming Bank, the name of such Limited Fronting Lender or Confirming Bank); (K) if such Letter of Credit is to be issued as a Fronted Letter of Credit, the Fronting L/C Issuer for such Fronted Letter of Credit; and (L) such other matters as the applicable Fronting L/C Issuer, the Several L/C Agent, or any Lender (through the Administrative Agent), as applicable, may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the applicable Fronting L/C Issuer, the Several L/C Agent or any Lender (through the Administrative Agent), as applicable, may reasonably require. Additionally, the Applicant shall furnish to the applicable Fronting L/C Issuer (through the Administrative Agent) or the Several L/C Agent, as applicable, and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Fronting L/C Issuer (through the Administrative Agent), the Several L/C Agent, or any Lender (through the Administrative Agent), as applicable, may reasonably require.

(ii) Unless the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that such Letter of Credit is not permitted to be issued hereunder or that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, usual and customary business practices.

(iii) The Several L/C Agent is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender (including each Limited Fronting Lender) and to otherwise act on behalf of each Lender with respect to each Several Letter of Credit. The Several L/C Agent shall use the Pro Rata Share (or other applicable share if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of each Lender as its “Commitment Share” (or equivalent term) under each Several Letter of Credit; provided that the applicable Limited Fronting Lender, in its capacity as such, shall, in addition to its own “Commitment Share” as a Lender, have a “Commitment Share” (or equivalent term) equal to the Pro Rata Share (or other applicable share if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit or such Several Letter of Credit is reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of each Participating L/C Issuer for which such Limited Fronting Lender serves in such capacity under such Several Letter of Credit. The Several L/C Agent is hereby authorized to amend a Several Letter of Credit to change the “Commitment Share” (or equivalent term) of a Lender or add or delete a Lender liable thereunder in connection with an assignment or any other addition or replacement of a Lender in accordance with the terms of this Agreement. In the event a Lender becomes a Participating L/C Issuer or ceases to be a Participating L/C Issuer, the Several L/C Agent is hereby authorized to amend each Several Letter of Credit to reflect such change in status and to change the “Commitment Share” (or equivalent term) of the applicable Limited Fronting Lender, as the case may be. Each Lender hereby irrevocably constitutes and appoints the Several L/C Agent its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the Several L/C Agent for the limited purpose of issuing, executing and delivering, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and for carrying out the purposes of this Agreement with respect to Several Letters of Credit.

(iv) It is the intention and agreement of the Administrative Agent, the Lenders and the Several L/C Agent that (A) except as otherwise expressly set forth herein (including with respect to Limited Fronting Lenders), the rights and obligations of the Lenders in respect of outstanding Several Letters of Credit shall be determined in accordance with the Pro Rata Shares (or other applicable shares if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders from time to time in effect and (B) outstanding Several Letters of Credit shall be promptly amended to reflect any changes in the Pro Rata Shares (or other applicable shares if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders, whether arising in connection with an assignment pursuant to Section 10.07, an increase of the Aggregate Commitments pursuant to Section 2.13, or any other event or circumstance resulting in a change in the Pro Rata Shares (or other applicable shares if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders under this Agreement. However, it is acknowledged by the Administrative Agent, the Lenders and the Several L/C Agent that amendments of outstanding Several Letters of Credit may not be immediately effected and may be subject to the consent of the beneficiaries of such Several Letters of Credit. Accordingly, whether or not Several Letters of Credit are amended as contemplated hereby, on the Restatement Closing Date and at any time thereafter, the Lenders agree that they shall purchase and sell participations or otherwise make or effect such payments among themselves (but through the Administrative Agent) so that payments by the Lenders of drawings under Several Letters of Credit and payments by the Borrowers of Unreimbursed Amounts and interest thereon are, except as otherwise expressly set forth herein (including with respect to Limited Fronting Lenders and Defaulting Lenders), in each case shared by the Lenders in accordance with the Pro Rata Shares (or other applicable shares if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or a such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders from time to time in effect.

(v) If an Applicant so requests in any applicable Letter of Credit Application, the applicable Fronting L/C Issuer or the Several L/C Agent (on behalf of the Lenders), as applicable, will issue or amend a Letter of Credit (including any Existing Letter of Credit) to provide for automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Fronting L/C Issuer or the Several L/C Agent, as applicable, to prevent any such extension by giving notice to the beneficiary thereof prior to the thirtieth (30th) day (or, as an Applicant may request, such other day prior to the thirtieth (30th) day, but not prior to the ninetieth (90th) day) preceding the then current expiration date of such Letter of Credit (the “Non-Extension Notice Date”). The Applicant (or, if applicable, MetLife as the Co-Applicant) shall not be required to make a specific request to the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, to permit the extension of such Letter of Credit to an expiry date not later than twelve months from the then existing expiry date and in any event not later than twelve months after the Maturity Date; provided, however, that such Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not permit any such extension if (A) such Fronting L/C Issuer or the Several L/C Agent (on behalf of the Lenders), as applicable, has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), and such Fronting L/C Issuer or the Several L/C Agent, as applicable, has provided notice thereof to the Borrowers no later than the Non-Extension Notice Date, or (B) it has received notice on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (or, in the case of any Borrower, that such Borrower does not want such Letter of Credit to be extended), and in each such case directing such Fronting L/C Issuer or the Several L/C Agent, as applicable, not to permit such extension.

(vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Promptly upon receipt of a copy of such Letter of Credit or amendment, the Administrative Agent will notify the Lenders of the details such Letter of Credit or amendment (which shall include the applicable Fronting L/C Issuer, Limited Fronting Lenders and Confirming Banks for such Letter of Credit, and whether such Letter of

Credit was issued other than in accordance with the Lenders’ Pro Rata Shares). Within 10 days after the end of each calendar month, each Fronting L/C Issuer will deliver to the Administrative Agent a written report setting forth the Fronted Letters of Credit that have been issued by such Fronting L/C Issuer and were outstanding as of the last day of such calendar month. Within 15 days after the end of each calendar month, the Administrative Agent will deliver to each of the Lenders and the Borrowers a written report setting forth the Letters of Credit that have been issued and were outstanding as of the last day of such calendar month (which shall include the applicable Fronting L/C Issuer, Limited Fronting Lenders and Confirming Banks for each issued and outstanding Letter of Credit, and whether any Letter of Credit has been issued other than in accordance with the Lenders’ Pro Rata Shares).

(c) Drawings and Reimbursements; Fundings.

(i) Upon receipt from the beneficiary of any Fronted Letter of Credit of any notice of a complying drawing under such Fronted Letter of Credit, the applicable Fronting L/C Issuer shall, promptly and in any event at least one Business Day before the date (the “Honor Date”) on which such Fronting L/C Issuer anticipates that payment of such drawing will be made, notify the applicable Borrower and the Administrative Agent thereof. Not later than 2:30 p.m. on the Honor Date, so long as the applicable Borrower has received notice of such payment from the applicable Fronting L/C Issuer or the Administrative Agent by 10:00 a.m. on such Honor Date and, otherwise, not later than 2:30 p.m. on the following Business Day, the applicable Borrower shall reimburse the applicable Fronting L/C Issuer through the Administrative Agent an amount equal to the amount of such drawing (such amount, the “Unreimbursed Amount”) in the currency in which such drawing was paid; provided that, in the case of a Fronted Letter of Credit denominated in an Alternative Currency, (A) the applicable Fronting L/C Issuer (at its option) may specify in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower may notify the applicable Fronting L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such Fronting L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Fronted Letter of Credit denominated in an Alternative Currency, (x) the amount of such reimbursement shall be equal to the Dollar Equivalent of the amount of such drawing, determined and calculated as of the date of such reimbursement and (y) such Fronting L/C Issuer shall notify the applicable Borrower of such Dollar Equivalent promptly following the determination thereof. If the applicable Borrower fails to make such reimbursement by the required time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the Unreimbursed Amount (which, if such Unreimbursed Amount is denominated in an Alternative Currency, shall automatically be converted from the Alternative Currency to Dollars in an amount equal to the Dollar Equivalent thereof), and the amount of such Lender’s Pro Rata Share thereof. Each Lender shall, upon any notice pursuant to this Section 2.03(c)(i), in purchase of its participation in such Unreimbursed Amount, make funds available to the Administrative Agent for the account of the applicable Fronting L/C Issuer at the Administrative Agent’s Office in an amount equal to such Lender’s Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. If any Defaulting Lender shall fail to make such funds available, any Risk Participation Cash Collateral delivered on account of such Defaulting Lender for the respective Fronted Letter of Credit shall be applied by the Administrative Agent to the reimbursement of the applicable Fronting L/C Issuer as required hereunder. The Administrative Agent shall remit the funds so received or applied to the applicable Fronting L/C Issuer. Any notice given by the applicable Fronting L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Upon receipt from the beneficiary of any Several Letter of Credit of any notice of a drawing under such Several Letter of Credit, the Several L/C Agent shall notify the Administrative Agent, and the Administrative Agent shall notify the applicable Borrower and the Lenders, thereof, which notices shall be given promptly and in any event at least (A) one Business Day before the date (also the “Honor Date”) on which the Several L/C Agent anticipates that payment of such drawing will be made if such Several Letter of Credit is denominated in Dollars, and (B) two Business Days before the date (also the “Honor Date”) on which the Several L/C Agent anticipates that payment of such drawing will be made if such Several Letter of Credit is denominated in an Alternative Currency. Not later than 10:00 a.m. on the Honor Date and without further notice or demand by the Several L/C Agent or the Administrative Agent, (A) each Lender (including each Limited Fronting Lender) shall make funds available to the Several L/C Agent through the Administrative Agent at the Administrative Agent’s Office in an amount equal to its Pro Rata Share (or other applicable share as provided herein) (and, in the case of each Limited Fronting Lender, the Pro Rata Share (or other applicable share as provided herein) of each applicable Participating L/C Issuer) of such drawing in the currency in which such drawing will be paid and (B) in the event a Limited Fronting Lender pays the Pro Rata Share (or other applicable share as provided herein) of a Participating L/C Issuer, such Participating L/C Issuer shall pay such Pro Rata Share (or other applicable share as provided herein) to the Administrative Agent for the account of such Limited Fronting Lender in purchase of its participation in such payment. Not later than 2:30 p.m. on the Honor Date, so long as the applicable Borrower has received notice of payment under such Several Letter of Credit from the Several L/C Agent or the Administrative Agent by 10:00 a.m. on the Honor Date and, otherwise, not later than 2:30 p.m. on the following Business Day the applicable Borrower shall pay to the Lenders (including any Limited Fronting Lender) through the Administrative Agent an amount equal to the amount of such drawing (such amount, also the “Unreimbursed Amount”) in the currency in which such drawing was paid; provided that, in the case of a Several Letter of Credit denominated in an Alternative Currency, (w) the Several L/C Agent (at its option)

may specify in such notice of payment that such reimbursement be made in Dollars or (x) if the Several L/C Agent does not so specify, the applicable Borrower may notify the Several L/C Agent promptly following receipt of the notice of payment that such reimbursement will be made in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Several Letter of Credit denominated in an Alternative Currency, (y) the amount of such reimbursement shall be equal to the Dollar Equivalent of the amount of such drawing, determined and calculated as of the date of such reimbursement and (z) the Several L/C Agent shall notify the applicable Borrower of such Dollar Equivalent promptly following the determination thereof. If the applicable Borrower fails to make such reimbursement by the required time, the Unreimbursed Amount (if such Unreimbursed Amount is denominated in an Alternative Currency) shall automatically be converted from the Alternative Currency to Dollars in an amount equal to the Dollar Equivalent thereof. Any notice given by the Several L/C Agent or the Administrative Agent pursuant to this Section 2.03(c)(ii) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Several L/C Agent shall be obligated to honor draws under Several Letters of Credit only to the extent of funds received from the Lenders (including any Limited Fronting Lender or Confirming Bank) or other Confirming Bank.

(iii) In the event the applicable Borrower fails to pay any Unreimbursed Amount as required by clause (i) or (ii) above, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Business Day such Unreimbursed Amount is due in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Each Borrowing made pursuant to this Section 2.03(c)(iii) shall be applied by the Administrative Agent to pay the related Unreimbursed Amount.

(iv) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, such Unreimbursed Amount (together with interest) shall be immediately due and payable by the applicable Borrower without further demand.

(v) Notwithstanding the date on which an Unreimbursed Amount is payable by the applicable Borrower pursuant to Section 2.03(c)(i) or (ii), if an Unreimbursed Amount is not paid by the applicable Borrower by 2:30 p.m. on the applicable Honor Date (whether through a Borrowing of Base Rate Loans or otherwise), each Unreimbursed Amount shall bear interest from the applicable Honor Date to the date that such Unreimbursed Amount is paid by the applicable Borrower (whether through a Borrowing of Base Rate Loans or otherwise) at a rate equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus 2% per annum.

(vi) Until a Lender funds its obligation pursuant to this Section 2.03(c), interest in respect of such Lender’s applicable share of any Unreimbursed Amount shall be solely for the account of the applicable Fronting L/C Issuer, the applicable Limited Fronting Lender or the Several L/C Agent (if the Several L/C Agent has funded on behalf of such Lender, as provided in Section 2.03(c)(viii)), as applicable.

(vii) Each Lender’s obligation to fund its obligations pursuant to this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Fronting L/C Issuer, any Limited Fronting Lender or the Several L/C Agent, as applicable, the Administrative Agent, any Borrower, any other Applicant or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice). No such funding by any Lender shall relieve or otherwise impair the obligation of the applicable Borrower to pay each Unreimbursed Amount, together with interest as provided herein.

(viii) If any Lender fails to make available to the Administrative Agent any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i) or Section 2.03(c)(ii), as applicable, the applicable Fronting L/C Issuer, the applicable Limited Fronting Lender or the Several L/C Agent (to the extent that the Several L/C Agent shall have funded such amount on behalf of such Lender, it being understood and agreed that the Several L/C Agent shall have no obligation or liability to fund any amount under any Several Letter of Credit other than in its capacity as a Lender), as applicable, shall, through the Administrative Agent, be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Administrative Agent at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.

(d) Repayment of Fundings.

(i) If after any Lender has funded its obligation under Section 2.03(c) in respect of any drawing under any Letter of Credit, the Administrative Agent receives any payment (including any payment of interest) in respect of the related Unreimbursed Amount (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), then the Administrative Agent will distribute to such Lender its Pro Rata Share (or other applicable share as provided herein) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s funding was outstanding) in the same funds as those received by the Administrative Agent. If any Lender has not funded its obligation as aforesaid, such Lender’s Pro Rata Share (or other applicable share as provided herein) of such payment shall be paid to the applicable Fronting L/C Issuer, the applicable Limited Fronting Lender or the Several L/C Agent (if the Several L/C Agent shall have funded on behalf of such Lender, as provided in Section 2.03(c)(viii)), as applicable.

(ii) If any payment made by the Administrative Agent to the Lenders pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement), each Lender shall pay to the Administrative Agent its Pro Rata Share (or other applicable share as provided herein) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the applicable Borrower to pay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that such Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Fronting L/C Issuer, any Limited Fronting Lender, the Several L/C Agent, any Lender, the Administrative Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable Fronting L/C Issuer, the applicable Limited Fronting Lender or the Lenders under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or any payment made by such Fronting L/C Issuer, such Limited Fronting Lender or the Lenders, as applicable, under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant currency exchange rates or in the availability of an Alternative Currency to the Borrowers or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or any Subsidiary.

Each Borrower and any other Applicant shall promptly examine a copy of each Letter of Credit and each amendment thereto requested by such Borrower and such Applicant that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s or such Applicant’s instructions or other irregularity, such Borrower or such Applicant will notify the applicable Fronting L/C Issuer (with respect to Fronted Letters of Credit issued by such Fronting L/C Issuer) or the Several L/C Agent (with respect to Several Letters of Credit) within two Business Days of receipt of such Letter of Credit or amendment. Such Borrower or such Applicant shall be conclusively deemed to have waived any such claim against the Fronting L/C Issuers, the Several L/C Agent or the Lenders, as applicable, unless such notice is given as aforesaid.

(f) Role of Fronting L/C Issuer and Several L/C Agent. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, neither the applicable Fronting L/C Issuer nor the Several L/C Agent shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the applicable Fronting L/C Issuer nor the Several L/C Agent, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such Fronting L/C Issuer or the Several L/C Agent shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Issuer Document. Each Borrower and any other Applicant hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Fronting L/C Issuer, the Several L/C Agent, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Fronting L/C Issuer or the Several L/C Agent shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower (or any other applicable Applicant) may have a claim against an applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, and an applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, may be liable to such Borrower or such Applicant to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower or such Applicant which such Borrower or such Applicant proves were caused primarily by such Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, willful misconduct or gross negligence or such Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Fronting L/C Issuer or the Several L/C Agent, as applicable, may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Fronting L/C Issuer or the Several L/C Agent, as applicable, may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. Upon the request of the Administrative Agent (given at the request or with the consent of the Required Lenders), if, as of the date that is twelve months after the Maturity Date (and from time to time thereafter, but no more often than once every thirty days, in the event of subsequent currency fluctuations), any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the applicable Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount at such time). Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 8.02(c), “Cash Collateralize” means to pledge to the Administrative Agent, for the benefit of an applicable Fronting L/C Issuer, an applicable Limited Fronting Lender and/or the Lenders, as applicable, as collateral for the L/C Obligations, deposit account balances denominated in Dollars or, at the applicable Borrower’s option if the Letter(s) of Credit giving rise to such L/C Obligations are denominated in an Alternative Currency, in such Alternative Currency and maintained with the Administrative Agent pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of “Cash Collateralize” shall have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of each applicable Fronting L/C Issuer(s), each applicable Limited Fronting Lender(s) or the Lenders, as applicable, a security interest in all such deposit accounts and all balances therein and all proceeds of the foregoing delivered by such Borrower as Cash Collateral. Cash Collateral shall be maintained in a blocked deposit account at Bank of America.

(h) Applicability of ISP98 and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, an applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not be responsible to the applicable Borrower for, and an applicable Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, rights and remedies against such Borrower shall not be impaired by, any action or inaction of such applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, or the beneficiary is located or the practice stated in the ISP or UCP, as applicable.

(i) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (or, with respect to Several Letters of Credit, other applicable shares if the Borrowers have made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such Borrower equal to the Applicable Rate (converted to a daily rate) times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the fifteenth (15th) calendar day (or, if such day is not a Business Day, the next Business Day) after the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date, on the date that is twelve months after the Maturity Date and thereafter on demand, provided that, each Lender’s Letter of Credit Fees shall be subject to adjustment (x) with respect to Defaulting Lenders, as set forth in Section 2.15(a)(iii) and (y) with respect to Non-NAIC Approved Bank or Affected Lenders, as agreed by such Non-NAIC Approved Bank or Affected Lender and any Lender acting as Limited Fronting Lender and/or Confirming Bank for such Lender under Section 2.14(d) (or other acceptable financial institution acting as Confirming Bank for such Lender in accordance with Section 2.14(e)) (and of which the Administrative Agent has received notice). If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. In the event that any Lender (or other acceptable financial institution acting as Confirming Bank for such Lender in accordance with Section 2.14(e)) agrees to act as a Limited Fronting Lender and/or Confirming Bank for any Lender that becomes an Affected Lender or a Non-NAIC Approved Bank, such Lender or other acceptable financial institution shall receive such compensation therefor as such Affected Lender or Non-NAIC Approved Bank and such other Lender or other acceptable financial institution may agree.

(j) Fronting Fee and Documentary and Processing Charges. Each Borrower shall pay to each applicable Fronting L/C Issuer, through the Administrative Agent, for its own account a fronting fee (converted to a daily rate) with respect to each Fronted Letter of Credit with respect to which it is the Applicant or the Co-Applicant in the amount agreed between the Borrowers and such Fronting L/C Issuer (and a copy of the agreement setting forth such agreed amount shall be furnished to the Administrative Agent), payable on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit. Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifteenth (15th) calendar day (or, if such day is not a Business Day, the next Business Day) after the last day of day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date, on the date that is twelve months after the Maturity Date and thereafter on demand. In addition, each Borrower shall pay directly to each applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, for its own account the customary issuance, presentation, amendment and other processing fees, and other standard and reasonable costs and charges, of such Fronting L/C Issuer or the Several L/C Agent, as applicable, relating to each Letter of Credit as from time to time in effect.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document (including any Letter of Credit Application), the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. MetLife, as Co-Applicant, shall be obligated to pay each Unreimbursed Amount and accrued interest thereon with respect to each Letter of Credit that is issued or outstanding hereunder in support of any obligations of, or is for the account of, any Subsidiary of MetLife (other than Funding). MetLife hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of MetLife, and that MetLife’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Amendments to Several Letters of Credit. Outstanding Several Letters of Credit shall be amended or reissued, as appropriate, to give effect to any elections selected by the Borrowers pursuant to Section 2.14 or 2.15(a)(v).

(n) Lenders as Fronting L/C Issuers, Limited Fronting Lenders and/or Confirming Banks. Notwithstanding anything to the contrary set forth herein or any such obligation existing prior to the Restatement Closing Date, except as may be agreed by such Lender in its sole discretion, no Lender shall be obligated from and after Restatement Closing Date to be a Fronting L/C Issuer, a Limited Fronting Lender or a Confirming Bank, including, for the avoidance of doubt, for any Existing Non-NAIC Approved Bank.

2.04 Prepayments.

(a) Any Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s applicable share of such prepayment. If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective applicable shares of such prepayment.

(b) If for any reason (including currency fluctuations) the Total Outstandings at any time exceed 100% of the Aggregate Commitments then in effect, the Borrowers shall immediately (or within two Business Days after notice thereof from the Administrative Agent if such excess is caused by currency fluctuations), first, prepay or repay Loans and/or Unreimbursed Amounts and, second, Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess or cause one or more of the outstanding Letters of Credit to be cancelled or reduced so that such excess is eliminated; provided, however, that no Borrower shall be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(c) If for any reason (other than as a result of currency fluctuations as set forth in clause (d) below), the Fronting/Confirming Sublimit Usage of a Lender at any time exceeds 100% of the Fronting/Confirming L/C Sublimit of such Lender, the applicable Borrower shall immediately, first, repay any Unreimbursed Amounts owing to such Lender and, second, either Cash Collateralize the amount of such excess above such Fronting/Confirming L/C Sublimit or cause one or more of the outstanding Letters of Credit issued by such Lender to be cancelled, reduced or cancelled and reissued as one or more Several Letters of Credit, in each case so that such excess above such Fronting/Confirming L/C Sublimit is eliminated.

(d) Without limiting clause (z) of the first proviso of Section 2.03(a)(i), if, as a result of currency fluctuations, the Fronting/Confirming Sublimit Usage of a Lender at any time exceeds 105% of the Fronting/Confirming L/C Sublimit of such Lender (but not, for the avoidance of doubt, for any excess as a result of currency fluctuations less than or equal to 105% of such Fronting/Confirming Sublimit), the applicable Borrower shall, at the request of such Lender and within two Business Days after such request, first, repay any Unreimbursed Amounts owing to such Lender and, second, either Cash Collateralize the amount of such excess above such Fronting/Confirming L/C Sublimit or cause one or more of the outstanding Letters of Credit issued by such Lender to be cancelled, reduced or cancelled and reissued as one or more Several Letters of Credit, in each case so that such excess above such Fronting/Confirming L/C Sublimit is eliminated.

(e) Upon the occurrence of a Change in Control, the Administrative Agent shall, at the request of the Required Lenders, notify the Borrowers that the Aggregate Commitments and the Commitment of each Lender shall terminate as of the date of such notice. If such notice of termination has been requested by the Required Lenders, the Administrative Agent shall also, at that time or later, at the request of the Required Lenders, additionally notify the Borrowers that they shall prepay the Outstanding Amount of their Loans and Cash Collateralize the Outstanding Amount of their L/C Obligations (or cancel such Letters of Credit), and each Borrower agrees that upon such additional notice, such Borrower will promptly prepay the Outstanding Amount of its Loans and Cash Collateralize the Outstanding Amount of its L/C Obligations (or cancel such Letters of Credit).

2.05 Termination or Reduction of Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Commitments and this Agreement, or from time to time permanently reduce the Aggregate Commitments under this Agreement; provided, that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (c) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayment and/or Cash Collateralization hereunder, the Total Outstandings would exceed the Aggregate Commitments; and provided, further, that a notice of termination or reduction of the Aggregate Commitments under this Section 2.05 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments pursuant to this Section 2.05 shall be applied to the Commitment of each Lender according to its Pro Rata Share; provided that, during any period in which a Lender is a Defaulting Lender, the Borrowers may (in their discretion) apply all or any portion to be specified by the Borrowers of any optional reduction of unused Aggregate Commitments under this Section 2.05 to the unused Commitments of any one or more Defaulting Lenders specified by the Borrowers (which application may result in a change of the Pro Rata Shares of the Lenders, but shall not increase any Lender’s Commitment) before applying any remaining reduction to the unused

Commitments of all Lenders in accordance with their Pro Rata Shares. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding the termination of the Aggregate Commitments, this Agreement shall not terminate, and the obligations of the Borrowers under this Agreement shall continue, until all Letters of Credit have expired, been replaced or been terminated and each Unreimbursed Amount and all interest, fees and other amounts payable hereunder have been paid in full.

2.06 Repayment of Loans. Each Borrower shall repay to each Lender on the Maturity Date the aggregate principal amount of its Loans outstanding on such date and the Commitments of the Lenders shall terminate.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (after any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, each Borrower shall pay interest on the principal amount of all its outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest and interest payable pursuant to Section 2.03(c)(v)) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in Subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate (converted to a daily rate) times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the fifteenth (15th) calendar day (or, if such day is not a Business Day, the next Business Day) after the last day of each March, June, September and December, commencing with the first such date to occur after the Restatement Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to BofA Securities and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Bank of America Fee Letter. The Borrowers shall pay to J.P. Morgan Chase Bank, N.A. for its own account fees in the amounts and at the times specified in the JPMorgan Fee Letter. The Borrowers shall pay to Wells Fargo Securities, LLC for its own account fees in the amounts and at the times specified in the Wells Fargo Fee Letter. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on any Unreimbursed Amount for the day on which such Unreimbursed Amount arises, and shall not accrue on such Unreimbursed Amount, or any portion thereof, for the day on which such Unreimbursed Amount or such portion is paid. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10 Evidence of Debt. The Credit Extensions (and the L/C Obligations arising therefrom) made or participated in by each Lender and the Pro Rata Shares (or other applicable shares as provided herein) shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions (and the L/C Obligations arising therefrom) made or participated in by the Lenders and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay all amounts owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11 Payments Generally.

(a) All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:30 p.m. on the date specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the amount of such Alternative Currency. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:30 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder (or, in the case of a Borrowing of Base Rate Loans, prior to 12:30 p.m. on the date of such Borrowing), that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if such Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent, any Lender or any Borrower or Applicant may have against any other Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to honor drawings under, and to fund participations in, Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such drawing or participation when required hereunder shall not relieve any other Lender of its corresponding obligation to do so, and except for Limited Fronting Lenders with respect to Several Letters of Credit they have issued on behalf of Affected Lenders or Non-NAIC Approved Banks, no Lender shall be responsible for the failure of any other Lender to so make its Loan, honor a drawing or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or other funding obligation in any particular place or manner.

(g) With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent promptly on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it (whether as an issuer or as a participant), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made or Letters of Credit issued by them, and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation or subparticipation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation or subparticipations as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation or subparticipation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations or subparticipations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation or subparticipation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13 Increase in Commitments.

(a) Notice of Increase. Provided no Event of Default has occurred and is then continuing and the Borrowers have not theretofore terminated or reduced the Aggregate Commitments pursuant to Section 2.05, and subject to the terms and conditions of this Section 2.13, upon notice to the Administrative Agent, the Borrowers may increase the Aggregate Commitments under this Agreement to an aggregate amount, after giving effect to all such increases, that does not exceed $4,000,000,000; provided that each increase shall be in a minimum amount of $50,000,000. If such increase is to be effected in whole or in part through an increase in the Commitment of one or more of the existing Lenders (it being agreed that no existing Lender shall be obligated to increase its Commitment), such notice shall be accompanied by a writing executed by each existing Lender that has agreed to increase its Commitment, setting forth the amount of its increased Commitment. If such increase is to be effected in whole or in part through the addition of one or more Eligible Assignees as new Lenders, the addition of each such Eligible Assignee as a new Lender shall be subject to the consent of the Administrative Agent, each then Fronting L/C Issuer and the Several L/C Agent (to the extent that such consents would be required under Section 10.07(g) if such Eligible Assignee were an assignee), which consents shall not be unreasonably withheld or delayed, and such notice shall be accompanied by the written agreement of each such Eligible Assignee to become a Lender, setting forth the amount of its Commitment.

(b) Assistance by Administrative Agent. The Administrative Agent agrees to provide such assistance as the Borrowers may reasonably request in soliciting increased Commitments from existing Lenders and/or Commitments from Eligible Assignees.

(c) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of each increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders (including any new Lenders) of the final allocation of such increase and such Increase Effective Date. On or before such Increase Effective Date, each Eligible Assignee that becomes a new Lender shall execute a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent is authorized and directed to amend and distribute to the Lenders (including any new Lenders) a revised Schedule 2.01 that gives effect to each increase in the Aggregate Commitments and the allocation thereof among the Lenders (including any new Lenders). As soon as practicable (with the intention of avoiding or minimizing any additional amounts payable pursuant to Section 3.05), the applicable Borrower or Borrowers shall prepay any Loans outstanding on each Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(d) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

2.14 Affected Lenders; Non-NAIC Approved Banks.

(a) Each Lender shall promptly notify the Administrative Agent (which shall in turn notify the Several L/C Agent and the Borrowers) upon becoming an Affected Lender with respect to a particular Several Letter of Credit. In the absence of receipt by the Administrative Agent of such notice by a Lender that it has become an Affected Lender with respect to a particular Several Letter of Credit, it shall be conclusively presumed by the Administrative Agent and the Several L/C Agent that such Lender is not an Affected Lender with respect to such Several Letter of Credit. If such notice is given by an Affected Lender with respect to a particular Several Letter of Credit, such notice shall not be effective as a like notice with respect to any other Several Letter of Credit. If such notice is given by an Affected Lender with respect to a particular Several Letter of Credit, the Borrowers may require that such Affected Lender use commercially reasonable efforts to have a Lender act as the Limited Fronting Lender for such Affected Lender with respect to the applicable Several Letter of Credit.

(b) Each Lender agrees to use commercially reasonable efforts in order to, at all times, be a NAIC Approved Bank or arrange with another Lender to serve as such Non-NAIC Approved Bank’s Limited Fronting Lender or Confirming Bank (or arrange for another acceptable financial institution to act as a Confirming Bank).

(c) In the event that any Lender becomes a Non-NAIC Approved Bank, such Non-NAIC Approved Bank shall promptly notify the Administrative Agent and the Borrowers thereof and the Administrative Agent shall promptly notify each then Fronting L/C Issuer, the Several L/C Agent and each then Limited Fronting Lender thereof, and the Borrowers may, from time to time so long as such Non-NAIC Approved Bank is a Non-NAIC Approved Bank and is a party hereto, elect to exercise one or more of the options set forth on Schedule 2.14 (so long as the elected option(s) are not inconsistent with each other) by delivering a Non-NAIC Approved Bank Election Notice to the Administrative Agent (which shall in turn forward such notice to the Several L/C Agent and the Lenders).

(d) If the Borrowers elect to require that such Non-NAIC Approved Bank or Affected Lender, as applicable, use commercially reasonable efforts to have a Lender act as a Limited Fronting Lender or a Confirming Bank as set forth in subparagraph (a) of Schedule 2.14 or clauses (a) and (c) of this Section 2.14, then such Lender shall, if it agrees in its sole discretion, act as a Limited Fronting Lender or a Confirming Bank hereunder only if, after giving effect to so acting, the Fronting/Confirming Sublimit Usage of such Lender would not exceed the Fronting/Confirming Sublimit of such Lender. The agreement of any Lender to act as a Limited Fronting Lender or a Confirming Bank for such Non-NAIC Approved Bank or Affected Lender, as applicable, shall be upon and subject to the terms and conditions hereof and such other terms and conditions as such Non-NAIC Approved Bank or Affected Lender, as applicable, and such Lender may agree, which other terms and conditions shall not be inconsistent with the terms and conditions of this Agreement, and such Non-NAIC Approved Bank or Affected Lender, as applicable, shall enter into a confirming bank agreement with the Confirming Bank and furnish a copy thereof to the Borrowers, the Administrative Agent and the Several L/C Agent (and such confirming bank agreement and other terms and conditions of such arrangement shall be reasonably satisfactory to them). Each Non-NAIC Approved Bank and Affected Lender that enters into such a confirming bank agreement shall promptly notify the Borrowers, the Several L/C Agent and the Administrative Agent of any termination or expiration of such confirming bank agreement.

(e) If the Borrowers elect to require that such Non-NAIC Approved Bank use commercially reasonable efforts to have an acceptable financial institution act as a Confirming Bank as set forth in subparagraph (b) of Schedule 2.14, the agreement of any acceptable financial institution to act as a Confirming Bank for such Non-NAIC Approved Bank shall be upon and subject to the terms and conditions hereof and such other terms and conditions as such Non-NAIC Approved Bank and such acceptable financial institution may agree, which other terms and conditions shall not be inconsistent with the terms and conditions of this Agreement, and such Non-NAIC Approved Bank shall enter into a confirming bank agreement with the Confirming Bank and furnish a copy thereof to the Borrowers, the Administrative Agent and the Several L/C Agent (and such confirming bank agreement and other terms and conditions of such arrangement shall be reasonably satisfactory to them). Each Non-NAIC Approved Bank that enters into such a confirming bank agreement shall promptly notify the Borrowers, the Several L/C Agent and the Administrative Agent of any termination or expiration of such confirming bank agreement.

(f) If the Borrowers elect to request that any Several Letter of Credit be issued, renewed, extended or amended on an adjusted pro rata basis as set forth in subparagraph (d) of Schedule 2.14, (i) such issuance, renewal, extension or adjustment shall be made only to the extent that it would not cause the sum of (x) the aggregate Outstanding Amount of the Loans of any Lender, plus (y) the Outstanding Amount of all L/C Obligations owing to such Lender (whether as an issuer or as a participant) to exceed such Lender’s Commitment (ii) such Non-NAIC Approved Bank shall not be a Participating L/C Issuer with respect to such Several Letter of Credit and (iii) if thereafter the applicable Borrower requests a Borrowing, such Borrowing shall be advanced as provided in Section 2.02(f).

(g) If the Borrowers elect to request that the Non-NAIC Approved Bank provide Cash Collateral with respect to Several Letters of Credit as set forth in subparagraph (e) of Schedule 2.14 or, with respect to Fronted Letters of Credit at the option of such Fronted L/C Issuer, such Non-NAIC Approved Bank shall be obligated to:

(i) with respect to any participation interest of such Non-NAIC Approved Bank in any outstanding Fronted Letter of Credit, at the option of the applicable Fronting L/C Issuer, such Non-NAIC Approved Bank shall forthwith deliver to the Administrative Agent, or as otherwise mutually agreed, an amount in cash equal to 100% of the maximum amount of such Non-NAIC Approved Bank’s participation interest in such Fronted Letter of Credit (such amount being herein called “Fronted LC Cash Collateral”). Upon receipt of any Fronted LC Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Fronted LC Cash Collateral), the Administrative Agent or such other party will hold such Fronted LC Cash Collateral in the manner set forth in Section 2.03(g), and deposit the relevant portion of such Fronted LC Cash Collateral (including the relevant portion of any additional cash collateral provided, at the option of the applicable Fronting L/C Issuer, by such Non-NAIC Approved Bank pursuant to clause (iii) below) as collateral solely for the benefit of the applicable Fronting L/C Issuer to secure such Non-NAIC Approved Bank’s obligations in respect of its participation interest with respect to Fronted Letters of Credit issued by such Fronting L/C Issuer.

(ii) with respect to such Non-NAIC Approved Bank’s Pro Rata Share of any outstanding Several Letter of Credit, at the option of the Borrowers, such Non-NAIC Approved Bank shall forthwith deliver to the Administrative Agent, or as otherwise mutually agreed, an amount in cash equal to 100% of the maximum amount of such Non-NAIC Approved Bank’s Pro Rata Share of any outstanding Several Letter of Credit (such amount being herein called the “Several LC Cash Collateral”). Upon receipt of any Several LC Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Several LC Cash Collateral), the Administrative Agent, or such other party as may be agreed, will hold such Several LC Cash Collateral in the manner set forth in Section 2.03(g) and deposit such Several LC Cash Collateral (including any additional cash collateral provided by such Non-NAIC Approved Bank pursuant to clause (iii) below) as collateral for the benefit of a Limited Fronting Lender or a Confirming Bank or otherwise to secure such Non-NAIC Approved Bank’s obligations in respect of its Pro Rata Share of any outstanding or unreimbursed Several Letter of Credit.

(iii) if at any time thereafter the Borrowers shall request additional Letters of Credit and at such time such Lender shall not be a NAIC-Approved Bank (provided such Lender is not a Defaulting Lender), at the option and upon the request of any applicable Fronting L/C Issuer or the Borrowers, as applicable, such Non-NAIC Approved Bank shall provide additional cash collateral in an amount equal to 100% the maximum amount of (x) its participation interest in such additional Fronted Letter of Credit and (y) its Pro Rata Share of such additional Several Letter of Credit, in each case, in accordance with clause (i) or (ii) above, as applicable and, upon receipt of such cash collateral, the Administrative Agent, or such other party as may be agreed, will hold such Fronted LC Cash Collateral or Several LC Cash Collateral, as applicable in the manner set forth in Section 2.03(g).

(h) For the avoidance of doubt, (i) if any Lender fails to be a NAIC Approved Bank, then the Borrowers may make one or more of the elections set forth on Schedule 2.14 and contemplated by this Section 2.14 and the Administrative Agent and the Lenders shall have the options set forth in this Section 2.14; and (ii) “commercially reasonable efforts” as used in this Section 2.14, in Schedule 2.14 and Exhibit H shall not require any Non-NAIC Approved Bank or Affected Lender to incur any material unreimbursed cost or expense other than any fees charged by the NAIC or any fronting fee or confirmation fee.

(i) If a Non-NAIC Approved Bank becomes a NAIC Approved Bank at a time that it remains a party hereto or if a Lender that is an Affected Lender with respect to a particular Several Letter of Credit ceases to be an Affected Lender with respect to such Several Letter of Credit at a time that it remains a party hereto, any transactions effected pursuant hereto, including those described on Schedule 2.14 and in this Section 2.14 as a result of such NAIC Approved Bank being or becoming a Non-NAIC Approved Bank or such Lender being or becoming an Affected Lender, as applicable, shall be adjusted or modified as the Administrative Agent and the Several L/C Agent, in consultation with the Borrowers, deem appropriate to give effect to the general intention that, subject to the terms and provisions of the Loan Documents, the Lenders shall share their rights and obligations under the Loan Documents pro rata in accordance with their respective Commitments, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Non-NAIC Approved Bank. Without limiting the foregoing, such adjustment shall include an amendment or reissuance of Several Letters of Credit to remove any fronting or confirming liability previously associated with such Non-NAIC Approved Bank.

(j) Subject to the terms and conditions set forth herein and on Schedule 2.14, the Lenders shall be obligated to comply with the Borrowers’ election to exercise one or more of the options set forth on Schedule 2.14.

2.15 Additional Defaulting Lender Matters.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Fronting L/C Issuer, the Several L/C Agent, or any Limited Fronting Lender hereunder; third, to provide Risk Participation Cash Collateral on a pro rata basis for the risk of any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender with respect to such Defaulting Lender; fourth, as the Borrowers may request (so long as no Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or requested by any Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans or Several Letters of Credit under this Agreement and (y) provide Risk Participation Cash Collateral for any future funding obligation of such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default then exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate pro rata share (without giving effect to Section 2.15(a)(iv) or Section 2.15(a)(v)), such payment shall be applied solely to pay the Loans of, and Unreimbursed Amounts owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unreimbursed Amounts owed to, such Defaulting Lender until such time as all Loans, the obligations of the Lenders in respect of Several Letters of Credit and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv) or Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to provide Risk Participation Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.08(a) for any period during which it is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that would otherwise have been required to have been paid to such Defaulting Lender). No Defaulting Lender shall be entitled to receive any Letter of Credit Fee pursuant to Section 2.03(i) for any period during which it is a Defaulting Lender, (A) if such Defaulting Lender has become a Defaulting Lender pursuant to clause (a) or (c) of the definition of “Defaulting Lender” or (B) in respect of any Fronted Letter of Credit with respect to which the Borrowers have provided Risk Participation Cash Collateral pursuant to Section 2.03(a)(iii)(F) (and in the case of clauses (A) and (B), the Borrowers shall not be required to pay any such Letter of Credit Fee that would otherwise have been required to be paid to such Defaulting Lender), except that,

(1) in the case of a Fronted Letter of Credit, if such Defaulting Lender has become a Defaulting Lender pursuant to clause (a) or (c) of the definition of “Defaulting Lender” and the Borrowers have not provided Risk Participation Cash Collateral pursuant to Section 2.03(a)(iii)(F) with respect to such Fronted Letter of Credit, then the Borrowers shall instead pay such Letter of Credit Fee to the Administrative Agent for the benefit of: (x) the applicable Fronting L/C Issuer or (y) if the Pro Rata Share of such Defaulting Lender is reallocated pursuant to clause (iv) of this Section 2.15 below, to the Non-Defaulting Lenders in respect of their applicable shares (after giving effect to any reallocation described in Section 2.15(a)(iv)), and

(2) in the case of a Several Letter of Credit, if such Defaulting Lender has become a Defaulting Lender pursuant to clause (a) or (c) of the definition of “Defaulting Lender” and whether or not the Borrowers have provided Risk Participation Cash Collateral pursuant to Section 2.03(a)(iii)(F) with respect to such Several Letter of Credit, then the Borrowers shall instead pay such Letter of Credit Fee (x) if another Lender is a Limited Fronting Lender or Confirming Bank for such Defaulting Lender, or another institution is acting as Confirming Bank in accordance with the terms hereof for such Defaulting Lender, with respect to such Several Letter of Credit, to the Administrative Agent for the benefit of such Limited Fronting Lender or such Confirming Bank such fee as the Borrowers may have agreed to pay in such circumstance and (y) if the Pro Rata Share of such Defaulting Lender is reallocated with respect to any Several Letter of Credit pursuant to clause (v) of this Section 2.15 below, to the Administrative Agent for the benefit of the Non-Defaulting Lenders in respect of their applicable shares (after giving effect to any reallocation described in Section 2.15(a)(v)).

(iv) Reallocation to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Fronted Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Loans of any Non-Defaulting Lender, plus the aggregate Outstanding Amount of all L/C Obligations owing to such Non-Defaulting Lender (whether as an issuer or as a participant) to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Reallocation and Issuance on an adjusted pro rata basis for Several Letters of Credit.

(A) With respect to any Several Letter of Credit outstanding at the time such Lender becomes a Defaulting Lender, with the consent of the beneficiary thereunder to the extent required by the terms thereof or under applicable law, the Borrowers may request that all of such Defaulting Lender’s Pro Rata Share (or “Commitment Share”) of such Several Letter of Credit (other than any Several Letter of Credit for which a Limited Fronting Lender and/or Confirming Bank is then acting as a Limited Fronting Lender and/or Confirming Bank for such Defaulting Lender pursuant to Section 2.14) be reallocated among the Non-Defaulting Lenders on an adjusted pro rata basis that excludes the Commitment of such Defaulting Lender, provided that after giving effect to such reallocation, (w) the Total Outstandings of the Non-Defaulting Lenders shall not exceed the Aggregate Commitments of the Non-Defaulting Lenders, (x) the aggregate Outstanding Amount of the Loans of each Non-Defaulting Lender, plus the Outstanding Amount of all L/C Obligations owing to such Non-Defaulting Lender (whether as an issuer or as a participant) shall not exceed such Non-Defaulting Lender’s Commitment (except as agreed, in such Non-Defaulting Lender’s sole discretion, as provided in clauses (A) and (D) of Section 2.03), as applicable, above for a Fronting L/C Issuer or a Limited Fronting Lender), (y) the Dollar Equivalent of the Fronting/Confirming Sublimit Usage of each Non-Defaulting Lender shall not exceed the Fronting/Confirming Sublimit of such Non-Defaulting Lender and (z) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time). Each Several Letter of Credit that is reallocated in accordance with the previous sentence shall be amended by the Several L/C Agent to specify the Non-Defaulting Lenders that are party to such Several Letter of Credit after giving effect to such reallocation (excluding, for avoidance of doubt, such Defaulting Lender) and their applicable shares (determined by calculating the Non-Defaulting Lender’s shares on an adjusted pro rata basis that excludes such Defaulting Lender’s Commitment). Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(B) With respect to any Several Letter of Credit that is requested to be issued, renewed, extended or amended, as applicable, at a time such Lender is a Defaulting Lender, the Borrowers may request that such Several Letter of Credit (other than any Several Letter of Credit for which a Limited Fronting Lender and/or Confirming Bank is then acting as a Limited Fronting Lender and/or Confirming Bank for such Defaulting Lender pursuant to Section 2.14 and will be issued, renewed, extended or amended, as applicable, with the Limited Fronting Lender and/or Confirming Bank continuing to act in such capacity) be issued, renewed, extended or amended, as applicable, on an adjusted pro rata basis that excludes the Commitment of such Defaulting Lender; provided that after giving effect to such reallocation, (x) the Total Outstandings of the Non-Defaulting Lenders shall not exceed the Aggregate Commitments of the Non-Defaulting Lenders, (y) the aggregate Outstanding Amount of the Loans of each Non-Defaulting Lender, plus the Outstanding Amount of all L/C Obligations owing to such Non-Defaulting Lender (whether as an issuer or as a participant) shall not exceed such Non-Defaulting Lender’s Commitment (except as agreed, in such Non-Defaulting Lender’s sole discretion, as provided in clauses (A) and (D) of Section 2.03), as applicable, above for a Fronting L/C Issuer or a Limited Fronting Lender) and (z) the Dollar Equivalent of the Fronting/Confirming Sublimit Usage of each Non-Defaulting Lender shall not exceed the Fronting/Confirming Sublimit of such Non-Defaulting Lender. Subject to Section 10.23, no issuance on an adjusted pro rata basis hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Several L/C Agent and the then Fronting L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Risk Participation Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, be reallocated its Pro Rata Share of outstanding Several Letters of Credit or will take such actions as the Administrative Agent may determine to be necessary to cause the Loans, the obligations of the Lenders in respect of Several Letters of Credit, and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 ESG Amendment. Prior to the date which is twelve (12) months following the Restatement Closing Date, or upon the request of the Borrowers prior to such date, such later date (not to exceed twenty-four (24) months following the Restatement Closing Date) as requested by the Borrowers and consented to by the Sustainability Coordinator and the Required Lenders, the Borrowers, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrowers and their Subsidiaries. The Sustainability Coordinator and the Borrowers may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective with the consent of the Required Lenders, the Borrowers and the Sustainability Coordinator. Upon effectiveness of any such ESG Amendment, based on the Borrowers’ performance against the KPIs, certain adjustments to the Applicable Rate for the Commitment Fee, Letter of Credit Fees, Base Rate Loans, and/or Term SOFR Loans may be made; provided, that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease of more than (a) 1.00 basis point in the Applicable Rate for the Commitment Fee and/or (b) 5.00 basis points in the Applicable Rate for Base Rate Loans, Term SOFR Loans and Letter of Credit Fees; provided, further, that (x) in no event shall such adjusted Applicable Rate be less than zero, (y) such adjustments to the Applicable Rate shall not be cumulative year-over-year and (z) each applicable adjustment to the Applicable Rate shall only apply until the date on which the next adjustment is due to take place. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published from time to time by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association), including the appointment of a sustainability assurance provider; provided, that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrowers and their Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing and is to be agreed between the Borrowers and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Rate to a level not otherwise permitted by this Section 2.16 shall be subject only to the consent of the Required Lenders and the Borrowers.

2.17 Sustainability Coordinator. The Sustainability Coordinator will (i) assist the Borrowers in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrowers in preparing informational materials focused on ESG to be used in connection with the ESG Amendment and, upon effectiveness of any such ESG Amendment, the ESG Pricing Provisions.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on account of any obligation of either Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if any Borrower or the Administrative Agent shall be required to deduct any Taxes from such payments, then (i) with respect to Indemnified Taxes and Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes and Other Taxes (including deductions of Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or the Administrative Agent shall make such deductions of Taxes and (iii) such Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, each Borrower shall pay any Other Taxes not paid pursuant to Section 3.01(a)(iii) to the relevant Governmental Authority in accordance with applicable Law.

(c) Without duplication of amounts paid by such Borrower under Section 3.01(a) or (b), each Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto; provided, that such Borrower shall not be obligated to make a payment pursuant to this Section 3.01 in respect of penalties, interest and additions to tax attributable to any Indemnified Taxes or Other Taxes, if (i) such penalties, interest and additions to tax are attributable to the failure of the Administrative Agent or such Lender, as the case may be, to pay amounts paid to the Administrative Agent or such Lender by such Borrower (for Indemnified Taxes or Other Taxes) to the relevant Governmental Authority within twenty (20) days after receipt of such payment from such Borrower or (ii) such penalties, interest and additions to tax are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be. Within forty-five (45) days after the Administrative Agent or such Lender learns of the imposition of Indemnified Taxes or Other Taxes, such Person shall give notice to the relevant Borrower of the payment by the Administrative Agent or such Lender, as the case may be, of such Indemnified Taxes or Other Taxes, and of the assertion by any Governmental Authority that such Indemnified Taxes or Other Taxes are due and payable, but the failure to give such notice shall not affect such Borrower’s obligations hereunder to reimburse the Administrative Agent and such Lender for such Indemnified Taxes or Other Taxes, except that such Borrower shall not be liable for penalties, interest and other liabilities accrued or incurred after such 45-day period until such time as it receives the notice contemplated above, after which time it shall be liable for penalties, interest and other liabilities accrued or incurred prior to or during such 45-day period and accrued or incurred after such receipt. Such Borrower shall not be liable for any penalties, interest and other liabilities with respect to such Indemnified Taxes or Other Taxes to the extent it has reimbursed the amount thereof to the Administrative Agent or such Lender, as the case may be. A certificate as to the amount of such payment or liability with reasonable supporting detail with respect thereto delivered to the applicable Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Within 30 days after any payment of Indemnified Taxes (or Other Taxes if requested by the Administrative Agent) by the relevant Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, provided that nothing in this paragraph shall require any Borrower to make available its tax returns (or any other information relating to its Taxes which it deems confidential).

(e) Each Foreign Lender, before it signs and delivers this Agreement if listed on the signature pages hereof, or before it becomes a Lender in the case of each other Foreign Lender, shall provide each Borrower and the Administrative Agent either (i) two accurate, complete and signed copies of either (x) IRS Form W-8ECI or any successor form, or (y) IRS Form W-8BEN-E or IRS Form W-8IMY (on behalf of itself and together with any other supporting documentation that is required), or any successor form, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of interest hereunder free from, or subject to a reduced rate of withholding of, United States Federal income tax or (ii) in the case of such a Lender that is entitled to claim exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the Code with respect to payments of “portfolio interest”, (x) a certificate to the effect that such Lender is (A) not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (C) not a controlled foreign corporation related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code and (y) two accurate, complete and signed copies of IRS Form W-8BEN-E or IRS Form W-8IMY (on behalf of itself and together with any other supporting documentation that is required), or any successor Form. Each Foreign Lender shall deliver renewals or additional copies of such forms (or successor forms) that are required to be delivered under this Section 3.01(e) on or before the date that such form expires or becomes obsolete. Each Lender that is not a Foreign Lender shall provide each Borrower and the Administrative Agent, and the Administrative Agent shall provide each Borrower, with two accurate, complete and signed originals of the IRS Form W-9, properly certifying a complete exemption from U.S. backup withholding tax.

(f) Each Lender on or prior to the date on which such Lender becomes a Lender hereunder, and from time to time thereafter, either upon the request of the Administrative Agent, either Borrower, or upon the expiration or obsolescence of any previously delivered documentation, shall furnish to the Administrative Agent and the Borrowers any documentation that is required under the Code or applicable Treasury regulations (including any documentation that is required as a result of a change in law occurring after the date hereof) to enable the Borrowers or the Administrative Agent or any other party to determine and execute their respective obligations, duties and liabilities with respect to FATCA, including but not limited to any Taxes any of them may be required to withhold in respect of FATCA.

(g) If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent or any Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective), such Lender shall indemnify the Administrative Agent or such Borrower, as the case may be, fully for all amounts paid, directly or indirectly, by the Administrative Agent or such Borrower, as the case may be, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent or such Borrower, as the case may be under this paragraph (g), together with all costs and expenses related thereto.

(h) The obligations of the parties to this Agreement under this Section 3.01 shall survive the payment of the Obligations and the termination of this Agreement.

(i) If the Administrative Agent or any Lender determines, in its good faith judgment, that it has actually received or realized any refund of tax or any reduction of its tax liabilities or otherwise recovered any amount in connection with any deduction or withholding or payment of any additional amount by any Borrower pursuant to Section 3.04 or this Section 3.01, such Person shall reimburse such Borrower within 45 days in an amount equal to the net benefit, after tax, of such refund, reduction or recovery, and net of all reasonable out-of-pocket expenses incurred by such Person in connection with such refund, reduction or recovery; provided, that nothing in this paragraph (i) shall require any Person to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) and, unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. In the event that the reimbursement described in the preceding sentence is determined to have been paid to any Borrower in error, such Borrower shall return such amount to the applicable Person within 45 days of when such Person is required to repay such refund of tax or is not entitled to such reduction of, or credit against, its tax liabilities. If the Administrative Agent or any Lender shall become aware that it is entitled to receive a refund or direct credit in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts, it shall promptly notify such Borrower of the availability of such refund or direct credit and shall, within 45 days after receipt of a request for such by such Borrower (whether as a result of notification that it has made of such to such Borrower or otherwise), make a claim to such Governmental Authority for such refund or direct credit and contest such Indemnified Taxes, Other Taxes or liabilities if (i) such Borrower has agreed in writing to pay all of such Lender’s or the Administrative Agent’s reasonable out-of-pocket costs and expenses relating to such claim or contest, and (ii) such Lender or the Administrative Agent determines, in its good faith judgment, that it would not be materially disadvantaged or prejudiced as a result of such claim or contest (it being understood that the mere existence of fees, charges, costs or expenses that such Borrower has offered and agreed to pay on behalf of such Lender or the Administrative Agent shall not be deemed to be materially disadvantageous to such Person).

(j) Notwithstanding any other provision, the Borrowers shall not be required to indemnify or make any additional payment under this Agreement to any Person with respect to any Excluded Taxes.

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that neither Borrower has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to maintain a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (k).

(l) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, each Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR then, upon notice thereof by such Lender to the Borrowers (through the Administrative Agent), (a) any obligation of such Lender to make or continue Loans based upon SOFR or to convert Base Rate Loans to Loans based upon SOFR shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Loans based upon SOFR of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term

SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans based upon SOFR to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans based upon SOFR and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) Inability to Determine Rates. If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be, in the case of Term SOFR Loans, at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (A) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in Section 3.03(b)(i) or 3.03(b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Agreement and the other Loan Documents solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrowers) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation by any Governmental Authority of any Law after the Restatement Closing Date, or such Lender’s compliance with any request, guideline or directive of any Governmental Authority made or issued after the Restatement Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Term SOFR Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized, or in which its principal office is located or has its Lending Office (or in the case of a jurisdiction (or any political subdivision thereof) that imposes taxes on the basis of management or control or other concept of principal office or residence, the jurisdiction (or any political subdivision thereof) in which such Lender is so resident), then from time to time within thirty days after demand of such Lender (with a copy of such demand to the Administrative Agent) in accordance with Section 3.06, the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. For purposes of the foregoing and Section 3.04(b), (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in such case pursuant to Basel III, shall in each case be deemed to be introduced, changed, made or issued after the Restatement Closing Date regardless of the date introduced, changed or made; provided, that, as to any Lender seeking compensation under this Section 3.04(a) with respect to any increased cost or reduction incurred or suffered as a result of clause (A) or (B) of this sentence, such Lender shall only be so compensated to the extent such Lender is then generally seeking such compensation from similarly situated customers under agreements relating to similar credit transactions that include provisions similar to the first sentence of this Section 3.04(a).

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation by any Governmental Authority thereof, or compliance by such Lender (or its Lending Office) with any request, guideline or directive of any Governmental Authority made or issued after the Restatement Closing Date, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to such capital adequacy, liquidity requirements and such Lender’s desired return on capital), then from time to time within thirty days after demand of such Lender (with a copy of such demand to the Administrative Agent) in accordance with Section 3.06, the Borrowers shall jointly and severally pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate such Lender pursuant to this Section 3.04 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the applicable Borrower or the Borrowers of the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding any loss of anticipated profits or loss of margin) incurred by it as a result of:

(a) except as a result of circumstances set forth in Section 3.02, any continuation, conversion, payment or prepayment of any Loan to it other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower (in the case of a prepayment, whether or not any prior notice of such prepayment has been revoked);

(c) any failure by such Borrower to make payment of any drawing under any Letter of Credit denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency (except as provided herein); or

(d) any assignment of a Term SOFR Loan (except by a Defaulting Lender) on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.15;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for such claim and a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 10.15.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

On the Restatement Closing Date and, except with respect to Section 4.04(c) and Section 4.06, on the date of each Borrowing or L/C Credit Extension, each Borrower represents and warrants to the Lenders, as to itself and its Subsidiaries, as applicable, that:

4.01 Organization; Powers. Each of MetLife and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.02 Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Support Agreement (a true and correct copy of which has been made available to the Lenders) has been duly executed and delivered by and constitutes a legal, valid and binding obligation of the Company and Funding, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority except such as have been obtained or made and are in full force and effect, (b) will not violate (i) the charter, by-laws or other organizational documents of any Borrower or (ii) any law, rule or regulation or any order of any Governmental Authority applicable to any Borrower, and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower, except, in the case of clauses (b)(ii) and (c) above, to the extent that such violations or defaults, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

4.04 Financial Condition; No Material Adverse Change.

(a) MetLife has heretofore furnished to the Lenders its audited consolidated balance sheet and statements of earnings, equity and cash flows as of and for the fiscal year ended December 31, 2022, reported on by independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of MetLife and its Consolidated Subsidiaries, as of the date thereof and for such fiscal year, in accordance with GAAP.

(b) MetLife has heretofore furnished to each of the Lenders the Annual Statutory Statement of the Company as at and for the year ended December 31, 2022, as filed with the Applicable Insurance Regulatory Authority. Such Statutory Statement presents fairly, in all material respects, the financial position and results of operations of the Company, as of the date thereof and for such year, in accordance with SAP.

(c) Since December 31, 2022, there has been no material adverse change in the business, assets, property or financial condition of MetLife and its Consolidated Subsidiaries taken as a whole from that set forth in the respective financial statements referred to in Sections 4.04(a) and (b).

4.05 Properties.

(a) Each of MetLife and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(b) Each of MetLife and its Material Subsidiaries owns, or is licensed to use, all its trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by MetLife and its Material Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

4.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting MetLife or any of its Material Subsidiaries (i) as to which there would reasonably be expected to be an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, neither MetLife nor any of its Material Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

4.07 Compliance with Laws and Agreements. Each of MetLife and its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. No Default has occurred and is continuing.

4.08 Investment Company Status. Neither MetLife nor any of its Material Subsidiaries (other than Funding) is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, and Funding is an “investment company” as defined in such Act that is exempt from all of the provisions of such Act.

4.09 Taxes. Each of MetLife and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which MetLife or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.

4.10 ERISA. (a) Each Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law; (b) neither Borrower nor any ERISA Affiliate thereof has, or at any time during the five immediately preceding plan years has had, an obligation to contribute to a Multiemployer Plan, has completely or partially withdrawn from a Multiemployer Plan; or has any Withdrawal Liability, contingent or otherwise, to a Multiemployer Plan; (c) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Change, and (d) each Borrower represents and warrants as of the Restatement Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the repayment of any borrowings under Loans, the Letters of Credit or the Commitments.

4.11 Disclosure.

(a) None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized).

(b) As of the Restatement Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

4.12 Margin Stock. No part of the proceeds of any Loan made hereunder and no Letter of Credit issued hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations U and X. After the application of the proceeds of any Loan made hereunder or the use of any Letter of Credit issued hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of any of the Borrowers is represented by Margin Stock.

4.13 Anti-Corruption Laws and Sanctions.

(a) Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Borrower and its Subsidiaries with applicable Sanctions, and each Borrower and its Subsidiaries are in compliance with applicable Sanctions in all material respects. None of the Borrowers, their Subsidiaries or any of their respective officers, directors or employees is a Sanctioned Person or located (in the case of officers, directors or employees, in violation of Sanctions), organized or resident in a Sanctioned Country. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate applicable Sanctions.

(b) Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents when acting on such Borrower’s or any Subsidiary’s behalf with applicable Anti-Corruption Laws, and each Borrower, its Subsidiaries and to the knowledge of each Borrower, its and their directors, officers, employees and agents, when acting on such Borrower’s or any Subsidiary’s behalf, are in compliance with applicable Anti-Corruption Laws in all material respects. No Credit Extension or use of proceeds will violate applicable Anti-Corruption Laws.

4.14 Affected Financial Institutions. No Borrower is an Affected Financial Institution.

4.15 Covered Party. No Borrower is a Covered Party.

ARTICLE V.

CONDITIONS TO CREDIT EXTENSIONS

5.01 Effectiveness of Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement shall be effective when the following conditions precedent have been satisfied:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a Note executed by the Borrowers in favor of each Lender requesting a Note.

(c) The Administrative Agent shall have received opinions, addressed to it and the Lenders and dated the Restatement Closing Date, of counsel to the Borrowers and covering such matters relating to the Borrowers, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent, its counsel or any Lender may reasonably request relating to the organization, existence and good standing of each of the Borrowers, the authorization of the Transactions and any other legal matters relating to each of the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received evidence (which the Borrowers shall not be required to deliver) in the form of the most current “List of Qualified U.S. Financial Institutions” approved by the NAIC, that each Lender is (i) a NAIC Approved Bank or (ii) an Existing Non-NAIC Approved Bank.

(f) The Administrative Agent shall have received copies of any agreements entered into among any Existing Non-NAIC Approved Bank, another Lender or another financial institution acceptable to the Administrative Agent, the Several L/C Agent and the Borrowers that is a NAIC Approved Bank to act as the Limited Fronting Lender and/or Confirming Bank for such Existing Non-NAIC Approved Bank for so long as such Existing Non-NAIC Approved Bank is a Non-NAIC Approved Bank and is a party hereto.

(g) The Administrative Agent shall have received all fees and amounts due and payable, under any Fee Letter or otherwise, on or prior to the Restatement Closing Date, including, (i) all upfront fees payable to the Lenders and to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder and (ii) all fees and amounts due and payable on or prior to the Restatement Closing Date to Lenders (as defined in the Existing Credit Agreement).

(h) (i) Upon the reasonable request of any Lender made at least five (5) days prior to the Restatement Closing Date, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) at least five (5) days prior to the Restatement Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.

The Administrative Agent shall notify the Borrowers and the Lenders of the Restatement Closing Date, and such notice shall be conclusive and binding. As soon thereafter as practicable, the Existing Letters of Credit that are Several Letters of Credit shall be amended so that the liability of the Lenders thereunder shall be in accordance with their Pro Rata Shares (except as provided herein with respect to any Existing Non-NAIC Approved Bank).

5.02 Each Credit Event. The obligation of each Lender to make any Loan or of each Fronting L/C Issuer and each Lender, as applicable, to make any L/C Credit Extension on or after the Restatement Closing Date is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each of the Borrowers set forth in this Agreement (other than, after the Restatement Closing Date, in Section 4.04(c) and in Section 4.06) shall be true and correct on and as of the date of such Borrowing or L/C Credit Extension.

(b) At the time of and immediately after giving effect to such Borrowing or L/C Credit Extension, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or L/C Credit Extension, no default or event or condition which constitutes a default or which upon notice, lapse of time or both would, unless cured or waived, become a default shall have occurred and be continuing under the Support Agreement.

(d) The applicable Borrower is authorized to perform its obligations in respect of the proposed Borrowing or L/C Credit Extension.

Each Borrowing or L/C Credit Extension shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Commitments and all Letters of Credit have expired or been terminated and the principal of and interest on each Loan and each Unreimbursed Amount and all interest and fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

6.01 Financial Statements and Other Information. MetLife will furnish to the Administrative Agent and each Lender:

(a) (i) as soon as available, but not later than 60 days (or such other period as may be prescribed under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder) after the end of each fiscal year of MetLife, copies of MetLife’s annual report on Form 10-K as filed with the SEC for such fiscal year; and (ii) as soon as available, but not later than 40 days (or such other period as may be prescribed under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder) after the end of each of the first three fiscal quarters of each fiscal year of MetLife, copies of MetLife’s quarterly report on Form 10-Q as filed with the SEC for such fiscal quarter, in each case certified by an appropriate Financial Officer as being the complete and correct copies of the statements on such forms furnished by MetLife to the SEC, it being understood that, in each case, (x) the Administrative Agent and the Lenders shall be entitled to rely on any certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, as amended, by the chief financial officer of MetLife that accompanies such annual or quarterly report and (y) the certificate of an appropriate Financial Officer as to completeness and correctness shall not be required if such report is available to the Administrative Agent and the Lenders on the website the SEC maintains for the public dissemination of reports by issuers;

(b) concurrently with any delivery of financial statements under clause (a) above or clause (c) or (d) below, a certificate of a Financial Officer of MetLife in the form of Exhibit G, provided that any such certificate required to be delivered in connection with the Form 10-Q for the first quarter of 2023 may be delivered on the Restatement Closing Date;

(c) within five days after filing with the Applicable Insurance Regulatory Authority and in any event within 60 days after the end of each year, the annual Statutory Statement of the Company for such year, certified by one of its Financial Officers as presenting fairly in all material respects the financial position of the Company for such year in accordance with SAP;

(d) within five days after filing with the Applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly periods of each year, the quarterly Statutory Statement of the Company for such period, certified by one of its Financial Officers as presenting fairly in all material respects the financial position of the Company for such period in accordance with SAP;

(e) within five days after any change in a Debt Rating for MetLife, notice of such change;

(f) within ten days after knowledge of the occurrence of any ERISA Event (for purposes of this subsection, a “reportable event” has the meaning set forth under Section 4043 of ERISA and the regulations promulgated thereunder in effect as of the date of this Agreement), a description of such ERISA Event;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of MetLife or any of its Material Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(h) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 4.04 or Section 6.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (b) on which such documents are posted by the SEC on the website the SEC maintains for the public dissemination of reports by issuers or are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. In addition, documents required to be delivered pursuant to Section 6.01(c) and (d) may be delivered in the form of a CD-ROM provided to the Administrative Agent and each Lender, and the certification included with such documents of one or more Financial Officers regarding the completion of such documents in accordance with the NAIC Annual and Quarterly Statement Instructions and Accounting Practices and Procedures manual, with the exceptions noted thereon as to compliance with state law, rules or regulation, shall be deemed to satisfy the Financial Officer certification requirements of Section 6.01(c) and (d). Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies or copies in pdf format of the certificate required by Section 6.01(b) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, any Fronting L/C Issuer and the Several L/C Agent materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, any Fronting L/C Issuer, the Several L/C Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.02 Notices of Defaults. Upon any Responsible Officer obtaining knowledge thereof, the Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any Default. Each such notice shall be accompanied by a statement of a Responsible Officer of MetLife setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.03 Existence; Conduct of Business. MetLife will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, other than those whose loss, in each case, would not reasonably be expected to result in a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 7.02.

6.04 Payment of Obligations. MetLife will, and will cause each of its Material Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Change, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) MetLife or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Change.

6.05 Maintenance of Properties; Insurance. MetLife will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all its property material to the conduct of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty excepted) except to the extent that failure to do so could not be reasonably expected to result in a Material Adverse Change, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations.

6.06 Books and Records; Inspection Rights. MetLife will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. MetLife will, and will cause each of its Material Subsidiaries to, permit any representative designated by the Administrative Agent (and, if a Default shall have occurred and be continuing, any representatives reasonably designated by any Lender), upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (insofar as they relate to this Agreement) with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Such inspection rights are subject to the provisions of Section 10.08 and applicable Law and shall not extend to trade secrets of MetLife or its Subsidiaries, to information covered by attorney-client or other privilege or to information subject to third party confidentiality agreements or privacy rights.

6.07 Compliance with Laws. MetLife will, and will cause each of its Material Subsidiaries to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change; and (b) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by MetLife, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

6.08 Use of Proceeds. The proceeds of the Loans made hereunder and the Letters of Credit issued hereunder will be used only for the general corporate purposes (including, without limitation, in the case of Letters of Credit, to support variable annuity policy and reinsurance reserve requirements) of MetLife and its Subsidiaries in the ordinary course of business; provided that no part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, (a) for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations U and X, or (b)(i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any other manner, in any case, that would result in the violation of any Sanctions applicable to any party hereto; provided further that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

6.09 Support Agreement. Funding will, and MetLife will cause the Company to, (a) maintain the Support Agreement in full force and effect, and comply with the provisions thereof, and (b) not modify, supplement or waive any of its provisions without the prior consent of the Administrative Agent (with the approval of the Required Lenders); provided that any modification, supplement or waiver that reduces or impairs the support provided to Funding shall require the approval of all Lenders.

ARTICLE VII.

NEGATIVE COVENANTS

Until the Commitments and all Letters of Credit have expired or terminated and the principal of and interest on each Loan and each Unreimbursed Amount and all interest and fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders that:

7.01 Liens. Neither of the Borrowers will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof (other than any assignment or sale of such income, revenues or rights in connection with the sale, assignment or transfer of the underlying property or asset), except:

(a) Permitted Encumbrances and Liens, if any, provided hereunder (including with respect to Cash Collateral and Risk Participation Cash Collateral);

(b) any Lien existing on any property or asset prior to the acquisition thereof by such Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of such Borrower, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition;

(c) Liens on assets acquired, constructed or improved by such Borrower; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets, and (iii) such Liens shall not apply to any other property or assets of such Borrower;

(d) Liens on any property or assets of any Person existing at the time such Person is merged or consolidated with or into such Borrower, and not created in contemplation of such event;

(e) Liens on any real property and personal property relating thereto securing Indebtedness in respect of which (i) the recourse of the holder of such Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Indebtedness secured by the Lien is limited to such real property and personal property relating thereto directly securing such Indebtedness or (ii) such holder may not under the instrument creating the Lien or providing for the Indebtedness secured by the Lien collect by levy of execution or otherwise against assets or property of such Borrower (other than such real property and personal property relating thereto directly securing such Indebtedness) if such Borrower fails to pay such Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in “non-recourse” real estate transactions;

(f) Liens arising out of Securities Transactions entered into in the ordinary course of business and on ordinary business terms;

(g) Liens arising out of any real estate sale/leaseback transactions;

(h) Liens arising in connection with Swap Contracts;

(i) Liens on securities owned by such Borrower which are pledged to the Federal Home Loan Bank Board (the “FHLBB”) to secure loans made by the FHLBB to such Borrower in the ordinary course of business and on ordinary business terms;

(j) Liens on securities owned by, or obligations owed to, such Borrower that directly or indirectly secure funding agreements issued by MetLife or any Subsidiary of MetLife (each a “MetLife Entity”), which funding agreements directly or indirectly secure, or provide for, the repayment of amounts that a MetLife Entity has received from the proceeds of securities issued by a special-purpose vehicle formed for the purpose of issuing such securities; provided that at the time of issuance such securities had a rating by a nationally recognized rating agency higher than that which unsecured long-term debt securities issued by the MetLife Entity that is the issuer of the applicable funding agreement would have had;

(k) Liens on cash or securities owned by such Borrower that directly or indirectly secure demand notes executed and contributed by such Borrower to brokers or dealers that are Affiliates of MetLife, which demand notes evidence obligations of such Borrower to provide funds to such brokers or dealers for the purpose of enabling such brokers or dealers to satisfy net capital requirements established by applicable Law;

(l) Liens, assignments or sales not otherwise permitted by this Section 7.01 arising in the ordinary course of the business of such Borrower that do not secure any Indebtedness; provided that the obligations secured by such Liens shall not exceed $4,200,000,000 at any one time outstanding;

(m) Liens, assignments or sales not otherwise permitted by this Section 7.01; provided that the aggregate principal amount of the Indebtedness secured by such Liens shall not exceed $5,400,000,000 at any one time outstanding; and

(n) any extension, renewal or replacement of the foregoing; provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or assets (other than a substitution of like assets) unless such additional Indebtedness or assets would have been permitted in connection with the original creation, incurrence or assumption of such Lien.

7.02 Fundamental Changes.

(a) No Borrower will, and MetLife will not permit the Company to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (excluding (i) assets sold or disposed of in the ordinary course of business and (ii) assets sold or disposed of between or among MetLife and/or its direct and indirect wholly-owned Subsidiaries), or (in the case of MetLife) all or any substantial part of the stock of Funding or the Company (in each case whether now owned or hereafter acquired), or liquidate or dissolve; provided, however, that all or a substantial part of the stock of Funding may be transferred so long as it remains directly or indirectly held by MetLife; and provided further, that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Subsidiary of a Borrower or the Company, as the case may be, may merge into such Borrower or the Company, as the case may be, in a transaction in which such Borrower or the Company, as the case may be, is the surviving corporation, (B) Funding may sell, transfer, lease or otherwise dispose of its assets to MetLife or the Company, including via liquidation, so long as MetLife or the Company expressly assumes the obligations of Funding hereunder and under any promissory notes issued hereunder, and (C) a Borrower or the Company, as the case may be, may merge or consolidate with any other Person if such Borrower or the Company, as the case may be, is the surviving corporation.

(b) MetLife will not, and will not permit any of its Material Subsidiaries to, engage to any material extent in any business other than (i) businesses of the type conducted by MetLife or any of its Subsidiaries on the Restatement Closing Date and businesses reasonably related thereto or (ii) businesses financial in nature.

7.03 Transactions with Affiliates. MetLife will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (other than service arrangements) with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to MetLife or such Material Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, and (b) transactions between or among MetLife and/or its direct or indirect Subsidiaries.

7.04 Consolidated Net Worth. MetLife will not permit its Consolidated Net Worth, calculated as of the last day of each fiscal quarter, to be less than $30,800,000,000.

ARTICLE VIII.

EVENTS OF DEFAULT

8.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan made to it when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or shall fail to pay any Unreimbursed Amount at or prior to the time such payment is due;

(b) any Borrower shall fail to pay any interest on any Loan made to it or on any Unreimbursed Amount owing by it or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of MetLife or any of its Material Subsidiaries in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01, 6.02 or 6.06, and such failure shall continue unremedied for a period of five Business Days after notice thereof from the Administrative Agent to the relevant Borrower (which notice will be given at the request of any Lender); or (ii) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.03 or 6.09 or in Article VII;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the relevant Borrower (which notice will be given at the request of any Lender);

(f) MetLife or any of its Material Subsidiaries (i) shall fail to make any payment (whether of principal or interest and regardless of amount) on Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after (A) the end of the grace period for such payment if such payment has a grace period or (B) two Business Days after MetLife or such Material Subsidiary is given notice of such failure if such payment does not have a grace period, (ii) shall fail to make when due one or more required payments under one or more Swap Contracts, as to which an Early Termination has not occurred, in an aggregate amount exceeding $100,000,000, if MetLife or such Material Subsidiary would owe a Material Unpaid Swap Indebtedness in an aggregate principal amount exceeding $750,000,000 upon an Early Termination of such Swap Contracts, and such failure shall continue after (A) the end of the grace period for such payment if such payment has a grace period or (B) two Business Days after MetLife or such Material Subsidiary is given notice of such failure if such payment does not have a grace period (for the avoidance of doubt, excluding any amount the payment of which is being disputed by MetLife or such Material Subsidiary in good faith in accordance with the dispute resolution procedures provided for in connection with such Swap Contracts), or (iii) shall fail to pay when due Material Unpaid Swap Indebtedness in an aggregate principal amount exceeding $750,000,000 (after giving effect to the application of any collateral posted to the counterparty to such Swap Contract);

(g) any event or condition occurs that results in Material Indebtedness of MetLife or any of its Material Subsidiaries becoming due prior to the scheduled maturity of such Material Indebtedness; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) Indebtedness that is required to be prepaid as a result of the delivery of a voluntary prepayment notice with respect to such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of MetLife or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for MetLife or any or its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) MetLife or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for MetLife or any or its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) MetLife or any of its Material Subsidiaries shall admit in writing its inability to pay, or fail generally to pay, its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $750,000,000 (or its equivalent in any other currency) shall be rendered against MetLife, any Material Subsidiary of MetLife or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed; or

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in a Material Adverse Change.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, with notice to the Borrowers, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of any Fronting L/C Issuer or each Lender, as applicable, to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that each Borrower Cash Collateralize its L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans to any Borrower and any obligation of any Fronting L/C Issuer or each Lender, as applicable, to make L/C Credit Extensions to the Borrowers shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations of any Borrower shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of such Borrower’s Obligations constituting fees, indemnities, expenses and other amounts (including all fees, expenses and disbursements of counsel and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of such Borrower’s Obligations constituting fees, indemnities and other amounts (other than principal, interest, Commitment Fees and Letter of Credit Fees) payable to the Lenders, any Fronting L/C Issuer, the Several L/C Agent and any Limited Fronting Lender (including all fees, expenses and disbursements of counsel and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of such Borrower’s Obligations constituting accrued Letter of Credit Fees, Commitment Fees and unpaid interest on the Loans and any Unreimbursed Amounts, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of such Borrower’s Obligations constituting unpaid principal of the Loans and any Unreimbursed Amounts, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of any Fronting L/C Issuer, any Limited Fronting Lender or the Lenders, as applicable, to Cash Collateralize that portion of such Borrower’s L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to such Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Any Fronting L/C Issuer and the Several L/C Agent, as applicable, shall act on behalf of the Lenders with respect to the Fronted Letters of Credit issued by it or the Several Letters of Credit, as applicable, and the documents associated therewith, and any Fronting L/C Issuer and the Several L/C Agent, as applicable, shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such Fronting L/C Issuer or the Several L/C Agent, as applicable, in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such Fronting L/C Issuer and the Several L/C Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Fronting L/C Issuer and the Several L/C Agent, as applicable.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agent or attorney-in-fact selected by the Administrative Agent in good faith after due inquiry.

9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any Affiliate thereof.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Restatement Closing Date specifying its objection thereto.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, any Fronting L/C Issuer, any Limited Fronting Lender or the Several L/C Agent, as applicable, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Borrower and without limiting the obligation of any Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that (a) no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the express directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section, and (b) no Lender shall be liable for the payment of any Indemnified Liabilities pursuant to this Section unless such Indemnified Liabilities were incurred by the Administrative Agent in its capacity as such or by another Agent-Related Person acting for the Administrative Agent in such capacity. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all fees, expenses and disbursements of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Borrowers and their respective Affiliates as though Bank of America were not the Administrative Agent or the Several L/C Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans and L/C Credit Extensions, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Several L/C Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent from among the Lenders, provided that in no event shall any successor administrative agent be a Defaulting Lender. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent (other than to continue to hold any Cash Collateral or Risk Participation Cash Collateral until such time as a successor administrative agent is appointed) shall be terminated without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Section 10.05 shall inure to the benefit of the Administrative Agent, its sub-agents and any Agent-Related Persons as to any actions taken or omitted to be taken by them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and 2.03(j), 2.08 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Other Agents; Joint Lead Arrangers and Bookrunners. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-documentation agent” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.12 ERISA Amendments.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers that none of the Administrative Agent or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent promptly on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments. Subject to Sections 2.16 and 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amount, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the applicable Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each then Fronting L/C Issuer, the Several L/C Agent or each then Limited Fronting Lender, as applicable, in addition to the Lenders required above, affect the rights or duties of any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender, as applicable, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of any Loan or Unreimbursed Amount owing to such Defaulting Lender may not be reduced, in any case without the consent of such Defaulting Lender, (B) the terms and conditions of this sentence may not be amended or otherwise modified without each Defaulting Lender’s consent and (C) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to Subsection (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent or the Several L/C Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent and the Several L/C Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Subsection (b) below, shall be effective as provided in such Subsection (b). Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent to such Lender and (ii) accurate wire instructions for such Lender.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, any then Fronting L/C Issuer or the Several L/C Agent pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS

MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any Agent-Related Person (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Fronting L/C Issuer, the Several L/C Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any Fronting L/C Issuer, the Several L/C Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or in pdf format. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Borrowers, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) reasonably believed by them to be genuine and to have been given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall jointly and severally indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice reasonably believed by it to be genuine and to have been given by or on behalf of the Borrowers. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers (and any other Applicant that is not a Borrower) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, any Fronting L/C Issuer, the Several L/C Agent, and any Limited Fronting Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender, as applicable, from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Fronting L/C Issuer, Several L/C Agent, or Limited Fronting Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender, any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.12), or (d) any Lender, any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrowers under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender, any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.05 Costs, Expenses and Indemnification.

(a) Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Agent-Related Persons, including reasonable and documented out-of-pocket fees, expenses and disbursements of one law firm, in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, closing and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or L/C Obligations.

(b) Each Borrower shall indemnify the Administrative Agent, each Lender, any Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender and the directors, officers, employees, agents, advisors and Affiliates of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Indemnitees, unless the Indemnitees have conflicting interests that cannot reasonably be represented by one counsel, in which case such expenses shall include the reasonable and documented out-of-pocket fees, charges and disbursements of no more than such number of counsels as are necessary to represent such conflicting interests) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the performance by the parties hereto of their respective obligations hereunder or thereunder, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a breach in bad faith by an Indemnitee in any material respect of such Indemnitee’s obligations hereunder or under any other Loan Document, or (z) result from any action, suit, proceeding or claim solely among Indemnitees brought by any Indemnitee against any other Indemnitee (other than such other Indemnitee acting in its capacity as Administrative Agent, a Fronting L/C Issuer, the Several L/C Agent and/or a Limited Fronting Lender to the extent otherwise entitled to be indemnified hereunder) that does not involve an act or omission (or alleged act or omission) by the Borrowers or any of the Borrowers’ Affiliates.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section 10.05, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof.

(e) No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, Syndtrak, ClearPar or other similar information transmission systems in connection with this Agreement, other than direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(f) The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender, any Confirming Bank, the Administrative Agent or any Lender, or any Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender, any Confirming Bank, the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Fronting L/C Issuer, the Several L/C Agent, such Limited Fronting Lender, such Confirming Bank or such Lender in its discretion) to be repaid to a trustee, rehabilitator, conservator, custodian, liquidator, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) such Fronting L/C Issuer, the Several L/C Agent, such Limited Fronting Lender, such Confirming Bank and each such Lender severally agrees to pay to the Administrative Agent (for the account of the applicable Person) upon demand its applicable share of any amount so recovered from or repaid by the applicable party, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of Subsection (d)

of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of Subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of Subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Subsection (b), participations in L/C Obligations, whether as an issuer or a participant) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and L/C Obligations at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans and L/C Obligations outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed and such consent by the Borrowers being deemed to have been given unless the Borrowers shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having actually received notice thereof); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, the risk participations in Letters of Credit and the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent and each then Fronting L/C Issuer, the applicable Limited Fronting Lender (if such assignment involves the Commitment of a Lender for which a Limited Fronting Lender acts) or the Several L/C Agent, as applicable (which approvals shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) none of the consideration used to make the purchase of the Commitment and Loans and L/C Obligations under the applicable Assignment and Assumption constitutes “plan assets” as defined under ERISA and that the rights and interests of the Eligible Assignee in and under the Loan Documents will not be “plan assets” under ERISA; and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with, unless waived by the Administrative Agent in its sole discretion, a processing and recordation fee in the amount of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Subsection (c) of this Section 10.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have (in addition to any such rights or obligations then otherwise held by it) the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection (d) of this Section 10.07.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, any then Fronting L/C Issuer, any then Limited Fronting Lender or the Several L/C Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, whether as an issuer or a participant) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Subsection (e) of this Section 10.07, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each of the Borrowers (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation under this Agreement is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or such disclosure is otherwise required in connection with compliance with the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person)) approved by (i) the Administrative Agent, each then Fronting L/C Issuer, the Several L/C Agent and any Limited Fronting Lender (but only if the Lender who is the assignor is a Participating L/C Issuer with respect to such Limited Fronting Lender), and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed and such consent by the Borrowers being deemed to have been given unless the Borrowers shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having actually received notice thereof); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Borrower, (B) any of the Borrowers’ Affiliates or Subsidiaries, (C) a Defaulting Lender, or (D) a Person who is a Non-NAIC Approved Bank at the effective time of the assignment pursuant to this Section 10.07 (unless such Person is otherwise acceptable to the Administrative Agent and the Borrowers).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan or any L/C Obligation and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Subsection (b) above, such Lender may, upon 30 days’ notice to the Borrowers and the Lenders, resign as the Several L/C Agent. In the event of any such resignation as the Several L/C Agent, as applicable, the Borrowers shall be entitled to appoint from among the Lenders a successor Several L/C Agent hereunder, if any Lender is willing to so act; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as the Several L/C Agent. If Bank of America resigns as the Several L/C Agent, it shall retain all the rights and obligations of the Several L/C Agent hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as the Several L/C Agent, and all L/C Obligations with respect thereto. Upon the appointment of a successor Several L/C Agent (and its acceptance of such appointment), and the receipt of any necessary approvals from any beneficiaries of any outstanding Letters of Credit and any insurance regulatory authorities, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Several L/C Agent, and (b) the successor Several L/C Agent shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring Several L/C Agent, as applicable, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit issued by it.

10.08 Confidentiality. Each of the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to (x) any other party hereto, including any Limited Fronting Lender, or (y) any Confirming Bank (or to any prospective Confirming Bank), (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to any Borrower and its obligations or to any actual or prospective credit insurance provider relating to any Borrower and its obligations, (g) with the consent of any Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such Person or (y) becomes available to the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent or any Lender on a nonconfidential basis from a source other than any Borrower. In connection with the administration of this Agreement, the other Loan Documents, and the Commitments, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders.

In the event that the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent or any Lender becomes legally compelled to disclose any confidential Information pursuant to paragraph (c) of this Section 10.08, the Administrative Agent, such Fronting L/C Issuer, the Several L/C Agent or such Lender shall, to the extent permitted by law, give prompt written notice of that fact to the Borrowers prior to the disclosure so that the Borrowers may seek an appropriate remedy to prevent or limit such disclosure and the Administrative Agent, such Fronting L/C Issuer, the Several L/C Agent or such Lender shall cooperate reasonably (at the expense of the Borrowers) with the Borrowers in seeking such remedy.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary, provided that, in the case of information received from any Borrower or any Subsidiary after the Restatement Closing Date, such information is clearly identified at the time of delivery as confidential.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Borrowers against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, such Lender or such Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or the L/C Obligations or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Effectiveness. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and such counterparts shall have been deemed to have been delivered (in accordance with instructions communicated by the Administrative Agent to the other parties hereto) for purposes of binding the parties hereto.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent, any Fronting L/C Issuer, any Limited Fronting Lender, the Several L/C Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Fronting L/C Issuer, the Several L/C Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan, L/C Obligation or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Mitigation of Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall, upon the request of such Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or 3.01, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) (i) If a Lender becomes a Defaulting Lender, a Non-Consenting Lender, or an Affected Lender, (ii) if a Lender (other than an Existing Non-NAIC Approved Bank) becomes a Non-NAIC Approved Bank, or (iii) under any circumstances set forth in Section 3.06(b) providing that the Borrowers shall have the right to replace a Lender as a party to this Agreement, the Borrowers may, in each case, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrowers in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrowers and upon the effectiveness of such assignment, such Lender shall cease to be a party hereto; provided, however, that if the Borrowers elect to exercise such right with respect to a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Upon the making of any such assignment, the Borrowers shall pay in full any amounts payable pursuant to Section 3.05.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT LEGALLY PERMISSIBLE, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. TO THE EXTENT LEGALLY PERMISSIBLE, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the

Borrowers, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (ii) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any other Person and (ii) none of the Administrative Agent, any Lender nor any Arranger has any obligation to any Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and none of the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and any other Applicants, which information includes the name and address of the Borrowers and any other Applicants and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and any other Applicants in accordance with the Act.

10.20 [Reserved].

10.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, any applicable Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to any Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, of any sum adjudged to be so due in the Judgment Currency, such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, in such currency, such Fronting L/C Issuer, the Several L/C Agent or the Administrative Agent, as may be the case, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.22 Electronic Execution. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.23 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.24, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25 Amendment and Restatement of Existing Credit Agreement. On the Restatement Closing Date this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety. On the Restatement Closing Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents. All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby. Upon the Restatement Closing Date, the Commitment (as defined in the Existing Credit Agreement) of each Lender (as defined in the Existing Credit Agreement) that does not have a Commitment set forth on Schedule 2.01 hereto shall be terminated, and each such Lender (as defined in the Existing Credit Agreement) shall relinquish its rights and be released from any obligations as a Lender hereunder and under the other Loan Documents (provided for the avoidance of doubt that any obligations of any such lender under the Existing Credit Agreement which by their express terms are deemed to survive any such release or termination shall survive).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

METLIFE, INC.

By:	/s/ John Hall
Name: John Hall
Title: Executive Vice President and Treasurer

[Signature Page to Amended and Restated Credit Agreement]

METLIFE FUNDING, INC.

By:	/s/ Sidd Doda

Name:	Sidd Doda
Title:	Chairman and President

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Aamir Saleem

Name:	Aamir Saleem
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Fronting L/C Issuer, the Several L/C Agent and a Lender

By:	/s/ Christopher Choi

Name:	Christopher Choi
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Kristen M. Murphy

Name:	Kristen M. Murphy
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Karen Hanke

Name:	Karen Hanke
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn

Name:	Ronnie Glenn
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Patrick McNeely

Name:	Patrick McNeely
Title:	Managing Director

By:	/s/ Patrick Cunnane

Name:	Patrick Cunnane
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Justine O’Connor

Name:	Justine O’Connor
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Doreen Barr

Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Michael Dieffenbacher

Name:	Michael Dieffenbacher
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Annie Chung

Name:	Annie Chung
Title:	Managing Director

By:	/s/ Ming K. Chu

Name:	Ming K. Chu
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ananda DeRoche

Name:	Ananda DeRoche
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By:	/s/ Mrudul Kotia

Name:	Mrudul Kotia
Title:	Vice President, FIG Insurance

[Signature Page to Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris

Name:	Donna DeMagistris
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King

Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Rajiv Ranjan

Name:	Rajiv Ranjan
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Shane Klein

Name:	Shane Klein
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Marilena Devcic

Name:	Marilena Devcic
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

SOCIETE GENERALE, as a Lender

By:	/s/ Arun Bansal

Name:	Arun Bansal
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joshua Metcalf

Name:	Joshua Metcalf
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa

Name:	Andres Barbosa
Title:	Managing Director

By:	/s/ Rita Walz-Cuccioli

Name:	Rita Walz-Cuccioli
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Betty Chang

Name:	Betty Chang
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	/s/ Kimberly Costa

Name:	Kimberly Costa
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Yadilsa Fernandez

Name:	Yadilsa Fernandez
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]